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Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

                                 by and between


                                 Chronimed Inc.,


                                 MEDgenesis Inc.


                                       and


                                   Medisys plc


                                       and


                            Hypoguard America Limited


                          Dated as of December 1, 2000


                          -----------------------------


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                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (this "AGREEMENT") is made as of the 1st day of December, 2000, by and between Chronimed Inc., a Minnesota corporation with principal offices at 10900 Red Circle Drive, Minnetonka, Minnesota 55343 ("PARENT"), MEDgenesis Inc., a Minnesota corporation and a wholly-owned subsidiary of Chronimed with principal offices at 10900 Red Circle Drive, Minnetonka, Minnesota 55343 (the "SELLER"), and Medisys plc, a corporation organized under the laws of Scotland with offices at Dock Lane, Melton, Suffolk, England IP121PE ("BUYER") and Hypoguard America Limited, a private limited company organized under the laws of the United Kingdom and a wholly-owned subsidiary of Buyer ("NEWCO").

                                    RECITALS

         WHEREAS, Buyer and Newco desire to purchase, and Parent and Seller desire to sell, all of the assets and business of Seller's diagnostic products division for the consideration set forth in this Agreement and for the assumption of liabilities arising from or relating to the Business (as defined below), upon the terms and subject to the conditions set out in this Agreement; and

         WHEREAS, as part of the consideration for the Assets and Business, Seller will receive ordinary shares of Newco, and Seller desires to exchange said ordinary shares for shares of Buyer.

         NOW, THEREFORE, in consideration of the mutual covenants and premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereto hereby agree as follows:

ARTICLE I. SALE AND DELIVERY OF THE ASSETS.

         1.1 DELIVERY OF THE ASSETS.

         (a) Subject to and upon the terms and conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the "CLOSING"), Seller shall sell, transfer, convey and assign, to Newco, and Newco shall purchase from Seller, the following properties, assets, rights and interests, wherever located, whether or not carried or reflected on the books and records of Seller and whether or not carried in the name of Seller or one or more Affiliates (as defined below) of Seller (the "ASSETS"):

                  (i) all inventories of raw materials, work in process, finished goods and spare parts of Seller which are used in the Business (collectively with the maintenance supplies, packaging materials and similar items referred to in SECTION 1.1(A)(II) below, the "INVENTORY") which exist on the date of the Closing (the "CLOSING DATE"), except for such raw materials, work in process, finished goods or spare parts set forth in Section 1.1(a)(i) of the Disclosure Schedule;


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                  (ii) all maintenance supplies, packaging materials and similar items which are used exclusively in the Business, which exist on the Closing Date;

                  (iii) all accounts, accounts receivable, notes and notes receivable existing on the Closing Date that are payable to Seller and arise from sales of Inventory by the Business (the "ACCOUNTS RECEIVABLE");

                  (iv) Seller's right, title and interest to its governmental licenses, permits, registrations, orders and authorizations to the extent utilized in the Business and to the extent transferable under applicable law (collectively, the "LICENSES");

                  (v) all rights of Seller under all contracts (written or oral), agreements, leases (including, without limitation, equipment leases), sales orders, licenses, instruments, commitments or other understandings or arrangements material to and relating to the Business or the Assets including, without limitation, those listed on Section 1.1(a)(v) of the Disclosure Schedule (collectively, the "PURCHASED CONTRACTS") including, without limitation, the real estate leases for the premises at 6214 Bury Drive, Eden Prairie, Minnesota (the "BURY DRIVE LOCATION"), and at 5182 W. 76th St., Edina, Minnesota (the "EDINA LOCATION");

                  (vi) all books, records, accounts, correspondence, production records, technical, manufacturing and procedural manuals and customer lists and studies used principally in the Business; provided, however, that Seller's corporate record books, minute books, tax returns and other records relating to taxes, employment records and general ledgers are not included in the books and records being conveyed to Newco; provided, further, however that Seller shall provide or make available to Buyer and Newco copies of all such items to the extent related to the Business or the Assets and to the extent permitted under applicable law (collectively, the "RECORDS");

                  (vii) all rights of Seller under express or implied warranties, to the extent such rights relate to the Business or the Assets, from vendors or suppliers of Seller (collectively, the "WARRANTY RIGHTS");

                  (viii) all machinery, equipment, tools, tooling dies, fixtures, maintenance machinery and equipment, furniture, office equipment, computers, photocopy machines, leasehold improvements and other tangible personal property (other than Inventory) owned by Seller and used by Seller principally in the Business, whether or not reflected as capital assets in the accounting books and records of Seller, including the items listed on Section 1.1(a)(viii)(A) of the Disclosure Schedule (which Schedule includes a listing of the furniture and equipment located at Seller's headquarters at Red Circle Drive that are included in the Assets) (collectively, the "TANGIBLE ASSETS"), but excluding certain items located at the Edina Location and the Bury Drive Location, specifically listed as excluded items on Section 1.1(a)(viii)(B) of the Disclosure Schedule;

                  (ix) all of Seller's right, title and interest in and to all intangible property rights, including but not limited to inventions, discoveries, trade secrets, customer lists, processes, formulae, know-how, United States and foreign patents, patent applications, trade




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         names, trademarks, trademark registrations, applications for trademark registrations, copyrights and copyright registrations, which are material to the Business as presently conducted or the Assets and are
         (i) owned by Seller or (ii) where not owned, used by Seller in the Business (it being understood that in the case of any such items not owned by Seller, Seller's interest therein is being conveyed subject to any necessary consents or approvals being obtained from the third party who owns the same, as listed on Section 2.2 of the Disclosure Schedule) and all licenses and other agreements to which Seller is a party (as licensor or licensee) which relate principally to the Business (subject to any necessary consents or approvals from third parties who own the same, as specifically listed on Section 2.2 of the Disclosure Schedule) (collectively with the computer software, computer codes and internet domain names referred to in Section 1.1(a)(x) below, the "INTANGIBLE PROPERTY"), it being understood that Section 1.1(a)(ix) of the Disclosure Schedule lists the patents, registered trademarks and service marks, applications to register patents, trademarks and service marks, and licenses and other agreements which are included in the Intangible Property; provided, however, that in addition to the items of Intangible Property referenced above, the items of Intangible Property, or interest therein, referenced on Section 1.1(a)(ix) of the Disclosure Schedule, are being conveyed to Newco hereunder; and provided, further, that except for transitional arrangements, the right to the name "Chronimed" and variants thereof is not being conveyed and the right to the items listed in Section 1.1(a)(ix) of the Disclosure
         Schedule is not being conveyed;

                  (x) the computer hardware, software, computer codes, internet domain names and software licenses listed on Section 1.1(a)(x) of the Disclosure Schedule, which, except as listed on Section 1.1(a)(x) of the Disclosure Schedule, constitute all such items which are material to the Business as presently conducted or the Assets and are (i) owned by Seller or (ii) where not owned, used by Seller in the Business (it being understood that in the case of any such items not owned by Seller, Seller's interest therein is being conveyed subject to any necessary consents or approvals being obtained from the third party who owns the same, as listed in Section 2.2 of the Disclosure Schedule), subject to any necessary consents or approvals from third parties who own the same, as specifically listed on Section 2.2 of the Disclosure Schedule;

                  (xi) all toll-free telephone numbers used exclusively for or in connection with the Business; and

                  (xii) except as specifically provided in SECTION 1.1(B) hereof, all other assets, properties, claims, rights and interests of Seller existing on the Closing Date, of every kind, nature and description, which are used exclusively in the Business as presently conducted and not for Seller's general and administrative functions or for Seller's other businesses.

         (b) Notwithstanding the provisions of paragraph (a) above, the assets to be transferred to Newco under this Agreement shall not include (i) Seller's cash and cash equivalents, bank deposits and bank accounts and (ii) marketable securities and (iii) the other assets specifically listed on Section 1.1(b) of the Disclosure Schedule (the "EXCLUDED ASSETS") and (iv) all other assets of Seller and of Parent and its Subsidiaries not conveyed under the provisions of
SECTION 1.1(A) above. In this connection, it is specifically understood that in the case of machinery, equipment, tools, tooling dies, fixtures, maintenance machinery and


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equipment, furniture, office equipment, computers, photocopy machines, leasehold improvements and other tangible personal property, such items which are not located at the Bury Drive Location or the Edina Location are not conveyed unless they are specifically listed. (To the extent that Seller does not transfer the Excluded Assets and other assets set forth in Subsection (iii) above to Newco, such assets shall not be treated as assets in the determination of Closing Date Net Working Capital.)

         1.2 FURTHER ASSURANCES. At any time and from time to time after the Closing, without further consideration, Parent and Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as Buyer or Newco may reasonably request to more effectively transfer, convey and assign to Newco, and to confirm Newco's title to, all of the Assets and the Business, to put Newco in actual possession and operating control thereof, to assist Newco in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement and related transaction documents including, without limitation, in connection with the execution and delivery of the Haemofix Letter Agreement (as defined in SECTION 7.12 below).

         1.3 PURCHASE PRICE.

         (a) The purchase price for the Business and the Assets shall be equal to thirty-nine million nine-hundred and seventy-five thousand dollars ($39,975,000) which shall be payable as follows: (i) a wire transfer of immediately available funds at the Closing in an amount equal to (A) thirty million four hundred and seventy-five thousand dollars ($30,475,000) plus (B) the value, as listed on Section 2.28 of the Disclosure Schedule, of the Reimbursable Investments (provided, however, that Buyer shall only be responsible for the payment of such Reimbursable Investments to the extent Seller certifies in writing at or prior to the Closing that such Reimbursable Investments were actually incurred by Seller prior to the Closing) (the "CLOSING INSTALLMENT"); and (ii) delivery of nine (9) shares of Newco's ordinary shares, par value 1p. per share credited issued as fully paid and excluding fractions (the "NEWCO COMMON STOCK"), and (iii) plus or minus the adjustment (if any) provided in SECTION 1.7 hereof (together with the Closing Installment and the Newco Common Stock, the "PURCHASE PRICE"). Notwithstanding the foregoing, the parties hereto agree that any and all Reimbursable Investments paid by Buyer on the Closing Date shall be excluded from the Net Working Capital calculation set forth in Section 1.7.

         (b) At the Closing, (i) Seller shall deliver the Newco Common Stock to Buyer as consideration and in exchange for Buyer's delivery to Seller of shares of Buyer's ordinary shares, par value 1p. per share credited issued as fully paid and excluding fractions (the "BUYER COMMON STOCK"), having a value as near as practicable equal to $9,500,000 (the "STOCK CONSIDERATION"), calculated on the basis of the average closing market price for Buyer Common Stock for the five (5) trading days ending on the second trading day immediately prior to the date of the Closing (the "INITIAL SHARES"), and (ii) Buyer shall deliver the Stock Consideration to Seller as consideration and in exchange for Seller's delivery to Buyer of the Newco Common Stock;


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         (c) At the Closing, Newco shall deliver to Seller the full amount of the Closing Installment in cash by wire transfer of immediately available funds to an account designated by Seller to Buyer no later than two (2) Business Days (as defined below) prior to the Closing.

         (d) At the Closing, Newco shall deliver a share certificate representing the Newco Common Stock in favor of Seller and Buyer shall deliver to Seller a share certificate representing the Stock Consideration in favor of Seller.

         1.4 ASSUMPTION OF LIABILITIES, ETC.

         (a) All of the Business and Assets shall be purchased by Newco free and clear of all Encumbrances and Taxes that arise from Seller's conduct of the Business prior to Closing except (i) materialmen's, merchants', carriers', workmen's, repairmen's or other like Encumbrances arising in the ordinary course of business with respect to liabilities that are not yet delinquent, in each case which individually or in the aggregate do not impair the value or the marketability of the property subject to each such Encumbrance and Tax or the use of such property in the operation of the Business or use of the Assets or result in a liability or obligation of Buyer or Newco and (ii) those Encumbrances, if any, which secure obligations of the Business as of the Closing Date that are specifically disclosed on Section 1.4(a)(ii) of the Disclosure Schedule as disclosed in writing to Buyer and Newco immediately prior to the Closing Date (collectively, the "PERMITTED ENCUMBRANCES").

         (b) At the Closing, Newco shall assume and agree to pay and perform the following liabilities, whether known or unknown, absolute or contingent, accrued or non-accrued, or otherwise, of the Seller which arise or arose in the ordinary course of business of the Business or its operations (whether said liabilities arise or arose from Parent's conduct of the Business or its operation or from Seller's conduct of the Business or its operation) and which primarily relate to the Business, in each case, other than accounts payable and accrued liabilities which remain Seller's obligation pursuant to SECTION 6.2(B):

                  (i) All accounts payable and accrued liabilities reflected on the balance sheet of the Business as of June 30, 2000, included in the Audited Business Financials (as defined in SECTION 2.5 below) which previously were delivered to the Buyer (other than those paid after said date), plus all accounts payable and accrued liabilities of Seller for or arising from the Business incurred in the ordinary course of business of the Business or its operations from said date to the Closing Date (with respect to the accounts payable and current accrued liabilities, as reflected on the Closing Date Balance Sheet), other than such liabilities which are excluded pursuant to sub-section (v) below.

                  (ii) All warranty and service liabilities and obligations of Seller for products of the Business or services of the Business sold, leased or provided in the ordinary course of business of the Business on or prior to the Closing Date;

                  (iii) All other liabilities and obligations of Seller for products of the Business or services of the Business sold, leased or provided in the ordinary course of business




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         of the Business on or prior to the Closing Date, including but not limited to liabilities and obligations for product liability, product defects, or infringement;

                  (iv) All claims and litigation that primarily relate to the Business or the Assets, including any liabilities and obligations that arise thereunder and all costs and expenses arising in connection therewith, including but not limited to the Bayer litigation and the other now known claims and other litigation specified on Section 1.4(b)(iv) of the Disclosure Schedule;

                  (v) All liabilities and obligations of the Seller under the Purchased Contracts; provided, however, that to the extent that payment first became due and payable under any of said Purchased Contracts, before the Closing Date, Seller shall remain responsible for any and all payments subject to the proration provisions hereinafter set forth in SECTION 1.8. (To the extent that Seller remains responsible for any such payments pursuant to this sub-section (v), such payments and the liabilities therefor shall not be treated as liabilities in the determination of Closing Date Net Working Capital.)

                  (vi) All other liabilities and obligations of the Seller specifically set forth on Section 1.4(b)(vi) of the Disclosure Schedule.

         The liabilities and obligations described in clause (b) above and assumed by Newco are collectively referred to as the "ASSUMED LIABILITIES."

         (c) At Closing, Newco shall execute and deliver an Instrument of Assumption of Liabilities (the "INSTRUMENT OF ASSUMPTION") substantially in the form attached as Exhibit A hereto, pursuant to which Newco shall assume and agree to perform, pay and discharge the Assumed Liabilities.

         (d) Newco shall not assume or agree to perform, pay or discharge, and Seller shall remain liable for, all obligations, liabilities and commitments, fixed or contingent, of Seller at the Closing other than the Assumed Liabilities, including but not limited to those which relate to the Excluded Assets and those arising under any Benefit Plan (the "RETAINED LIABILITIES").

         1.5 ALLOCATION OF PURCHASE PRICE. The aggregate amount of the Purchase Price (including the Assumed Liabilities) shall be allocated among the Assets as set forth on Section 1.5 of the Disclosure Schedule in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE") and the Treasury Regulations promulgated thereunder. Unless otherwise required by applicable law, Newco and Seller agree to act, and cause their respective Affiliates to act, in accordance with the computations and allocations contained in Section 1.5 of the Disclosure Schedule in any relevant Tax returns or similar filings for Tax and accounting purposes. In the event of any Purchase Price adjustment pursuant to SECTION 1.7, Newco and Seller agree to adjust such allocation to reflect such Purchase Price adjustment and to file consistently any Tax Returns (as hereinafter defined) required as a result of such Purchase Price adjustment.

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         1.6 THE CLOSING. The Closing shall take place on the first Friday following the first date on which (a) all waiting periods applicable to the purchase of the Assets under HSR Act shall have expired and been terminated and
(b) all the other conditions to closing set forth in Articles VII and VIII (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived or at such other time and date as Newco and Seller may mutually agree. The Closing shall take place at the offices of Buyer or Buyer's counsel or at such other place as may be mutually agreed upon in writing by the parties hereto. The transfer of the Assets by Seller to Newco shall be deemed to occur at 12:01 a.m., New York time, on the Closing Date.

         1.7 ESTIMATED CLOSING DATE BALANCE SHEET; PURCHASE PRICE ADJUSTMENTS.

         (a) For the purposes of this Agreement, the term "NET WORKING CAPITAL" shall mean, with respect to the Assets, the difference between (i) the sum of
(1) accounts receivable (net of reserves for bad debt), (2) inventory (net of reserves for slow moving or obsolete inventory) and (3) prepaid expense and other current assets (other than cash and marketable equity securities and the officer loan to Maurice R. Taylor, II), minus (ii) the sum of (1) accounts payable, (2) accrued vacation and (3) other payables. All such items shall be determined in accordance with GAAP, applied on a basis consistent with the Audited Business Financials (as hereafter defined).

         (b) Within sixty (60) days following the Closing Date, Seller shall cause a balance sheet of the Assets and Assumed Liabilities as of the Closing Date (the "PRELIMINARY CLOSING DATE BALANCE SHEET") to be prepared, at Seller's expense, and delivered to Buyer. The Preliminary Closing Date Balance Sheet will present fairly the consolidated financial position of the Assets and Assumed Liabilities as of the Closing Date and will be in conformity with GAAP, applied on a basis consistent with the Audited Business Financials (as hereinafter defined). The Preliminary Closing Date Balance Sheet also shall be prepared on a basis consistent with the pre-closing calculation worksheet delivered by Parent and Seller to Buyer and Newco prior to the date of this Agreement, the delivery of which is hereby acknowledged by Buyer and Newco. It is specifically understood that the Preliminary Closing Date Balance Sheet (and the Closing Date Balance Sheet) shall include only Assets acquired by Newco and liabilities assumed by Newco. Newco shall fully cooperate in good faith with Seller in the preparation of the Preliminary Closing Date Balance Sheet, such cooperation to include, without limitation, full access to the books and records of Newco for such purpose and assistance, on a reasonable basis, from Newco's accounting personnel.

                  (i) Upon receipt of the Preliminary Closing Date Balance Sheet, Newco and its accountants shall have the right during the succeeding thirty (30) day period to examine, at Newco's expense, the Preliminary Closing Date Balance Sheet and all records used to prepare such Preliminary Closing Date Balance Sheet. Newco shall notify Seller in writing, on or before the last day of such thirty (30) day period, of any good faith objections to the Preliminary Closing Date Balance Sheet, setting forth a detailed description of Newco's objections and the dollar amount of each objection. If Newco does not deliver such notice within



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         such thirty (30) day period, the Preliminary Closing Date Balance Sheet shall be deemed to have been accepted by Newco.

                  (ii) If Newco in good faith objects to the Preliminary Closing Date Balance Sheet, Seller and Newco shall attempt to resolve any such objections within ten (10) days following Seller's receipt of Newco's objections. If the parties agree upon the resolution of their disagreement, such resolution shall be conclusive and binding upon the parties. If the parties are unable to resolve the matter within such ten (10) day period, then Newco and Seller will retain Deloitte & Touche LLP to resolve such disagreement. The fees of such independent public accountants shall be divided equally between Seller, on the one hand, and Newco, on the other hand. Seller and Newco shall provide such firm with full cooperation, and such firm shall perform such procedures and examine such books and records of Newco as it deems relevant. Such firm shall be instructed to reach its conclusion regarding the dispute within thirty (30) days following the submission to it of any disagreements and, in any case, as soon as practicable after such submission. Such firm's resolution of the dispute shall be conclusive and binding upon the parties hereto. The Preliminary Closing Balance Sheet after the acceptance thereof by Newco pursuant to SECTION 1.7(B)(I) hereof or the resolution of all disputes in connection therewith pursuant to this SECTION 1.7(B)(II) is referred to herein as the "CLOSING DATE BALANCE SHEET."

         (c) If Net Working Capital as calculated from the Closing Date Balance Sheet (the "CLOSING DATE NET WORKING CAPITAL") is less than the Net Working Capital as calculated from the balance sheet comprising part of the Interim Business Financials (the "INTERIM BALANCE SHEET"), then Seller shall deliver to Newco the amount of such shortfall. If Closing Date Net Working Capital exceeds the Net Working Capital as calculated from the Interim Balance Sheet, then Newco shall deliver to Seller the amount of such overage.

         (d) Any payments required pursuant to this SECTION 1.7 shall be made by wire transfer of immediately available funds within five (5) days following the determination of Closing Date Net Working Capital pursuant to the Closing Date Balance Sheet.

         1.8 PRORATION OF REVENUE AND EXPENSES.

         (a) Except as otherwise provided herein including, without limitation,
Section 1.7 hereof, all expenses incurred and all revenue earned arising from the conduct of the Business shall be prorated between Newco and Seller as of 12:01 a.m., New York time, on the Closing Date such that all amounts arising or accruing prior to such time shall be for the account of Seller and all amounts arising or accruing after such time shall be for the account of Newco. Such prorations shall include, without limitation, all ad valorem, real estate and other property Taxes, including, without limitation, any and all real estate Taxes if separately charged under the real estate leases set forth in SECTION 1.1(A)(V) (but excluding Taxes arising by reason of the transfer of the Assets as contemplated hereby, which shall be paid as set forth in SECTION 12.2 of this Agreement), Business and license fees, rents and similar prepaid and deferred items attributable to the ownership and operation of the Business or the Assets. Real estate Taxes, if separately charged under the Leases (as defined below), also shall be pro-rated as of the Closing Date based on the amount of such Taxes payable under the Leases in the year in which the Closing Date occurs.

         (b) The prorations and adjustments contemplated by this SECTION 1.8, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within sixty (60) calendar days following the Closing Date.

         (c) In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in SECTION 1.8(B) and such disputes shall be determined by the independent certified public accountant specified in SECTION 1.7(B), and the fees and expenses of such accountant shall be paid one-half by Newco and one-half by Seller.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER.

         Parent and Seller, jointly and severally, represent and warrant to Buyer and Newco as follows:

         2.1 PARENT AND SELLER.

         (a) Parent and Seller are each a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and each has all requisite power and authority (corporate and other) to own or lease its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements and other documents and instruments contemplated hereby, and to consummate the transactions contemplated hereby. A certified copy of the Articles of Incorporation and By-laws of each of Parent and Seller, as amended to date, have been previously delivered to Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the respective dates thereof. Parent and Seller are each duly qualified to do business as a foreign corporation and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by each such party, or the nature of the activities conducted by each such party, require such qualification, except where the failure to obtain which would not Adversely Affect such properties or the activities conducted by such parties, respectively. Neither Parent nor Seller own any capital stock of or other equity interest in any corporation, partnership or other entity (no matter how such interest may be denominated or evidenced) which relates to or is involved in the Business other than shares of Cell Robotics International, Inc.

         (b) Neither Parent nor Seller is in violation of any of the terms of their respective Articles of Incorporation or By-laws.

         2.2 AUTHORIZATION. The execution and delivery by each of Parent and Seller of this Agreement and the Termination Agreement and the other agreements, documents and instruments contemplated hereby, and the consummation by each of Parent and Seller of all transactions contemplated hereby, have been duly authorized by all requisite corporate action, and except that shareholder approval by Parent as the shareholder of Seller is required and has been duly and validly obtained, no shareholder action is required, including, without limitation, approval of the stockholders of Parent. This Agreement and all such other agreements, documents and instruments and obligations entered into and undertaken in connection with the transactions contemplated hereby to which either or both Parent and Seller are a party constitute the valid and legally binding obligations of each such party, as applicable, enforceable against each such party in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding at equity or at law) or by an implied covenant of good faith and fair dealing (collectively, the "ENFORCEABILITY EXCEPTIONS").

         2.2.A NO VIOLATION. The execution, delivery and performance by each of Parent and Seller of this Agreement, the Termination Agreement and the other agreements, documents and instruments contemplated hereby will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to each such party or the Business; (b) violate the provisions of the Articles of Incorporation or Bylaws of either Parent or Seller; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to either Parent or Seller; or (d) except as may arise as a result of the failure to obtain consents and approvals referenced in the Disclosure Schedule, conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Encumbrance upon the Assets pursuant to, any Contractual Obligation to which either Parent or Seller is a party or by which either Parent or Seller or any of their respective properties is or may be bound. Section 2.2 of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of any Authority or other third party (the "REQUIRED CONSENTS") that are required in connection with the consummation by each of Parent and Seller of the transactions contemplated by this Agreement.

         2.3 OWNERSHIP OF THE ASSETS. (a) The Disclosure Schedule sets forth a true, correct and complete list of all Encumbrances of any kind affecting the Assets. Seller is, and at the Closing will be, the true and lawful owner of the Assets, and except as may arise from failure to obtain the Required Consents, will have the right to sell and transfer to Newco good, clear, record and marketable title to the Assets, free and clear of all Encumbrances of any kind, except for Permitted Encumbrances.

         (b) The delivery to Newco of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Assets in Newco, free and clear of all Encumbrances of any kind or nature whatsoever, except for the Permitted Encumbrances, and except as may arise from failure to obtain the Required Consents.

         2.4 PUBLIC REPORTS. (a) Parent has filed all forms, reports and documents with the Securities and Exchange Commission that it has been required to make since June 30, 1997 under the Securities Act of 1933, as amended (the "SECURITIES ACT") and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") (collectively, the "PUBLIC REPORTS"). Each of the Public Reports and any forms, reports and other documents filed by Parent (or on Parent's behalf) after the date of this Agreement and until the Closing Date (i) complied with or will comply with the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, in all material respects and
(ii) did not contain, at the time they were filed, or will not contain, at the time they are filed, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Parent has made available to Newco, or there is publicly available to Newco, a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date). The Public Reports filed by Parent include an Annual Report on Form 10-K for the fiscal years ended June 30, 2000, July 2, 1999, July 3, 1998 and June 27, 1997 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000, December 31, 1999, October 1, 1999, April 2, 1999 and January 1, 1999.

         (b) The financial statements included in or incorporated by reference into the Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of Parent, Seller and each of Parent's other Subsidiaries as of the indicated dates and the results of operations of each Parent, Seller and each of Parent's other Subsidiaries for the indicated periods; provided, however, that (i) the interim statements are subject to normal year-end adjustments and the absence of footnotes, and (ii) the Public Reports have been prepared for Seller's business taken as a whole, and do not separately address Seller's various businesses, including the Business.

         2.5 FINANCIAL STATEMENTS FOR THE BUSINESS.

         (a) Seller has previously delivered or made available to Newco its balance sheets for the Business as of July 3, 1998 and July 2, 1999, and June 30, 2000 and the related statements of income and cash flows for the Business for the fiscal years ended June 27, 1997, July 3, 1998, July 2, 1999 and June 30, 2000 (collectively, the "AUDITED BUSINESS Financials"), which were audited by Ernst & Young LLP, certified public accountants, together with an unaudited interim balance sheet for the Business as of September 29, 2000, and the related unaudited statements of income and cash flows for the three month period then ended (the "INTERIM BUSINESS FINANCIALS" and, together with the Audited Business Financials, the "BUSINESS FINANCIALS"). Except as set forth in Section 2.5 of the Disclosure Schedule, and except as set forth in the Business Financials, the Business Financials, including in each case the notes thereto, were prepared in accordance with GAAP applied consistently with past practice, except that the Interim Business Financials are subject to normal year-end adjustments and the absence of footnotes. To the knowledge of Parent and Seller, said year-end adjustments will not be Adverse. Notwithstanding the foregoing, Parent and Seller agree that said year-end adjustments not being Adverse shall be a condition precedent to Buyer's and Newco's obligations to close the transactions contemplated by this Agreement.

         (b) Except as set forth in Section 2.5(b) of the Disclosure Schedule and except as set forth in the Business Financials, and except that the Interim Business Financials are subject to normal year-end adjustments and the absence of footnotes, the Business Financials fairly present, as of their respective dates, the assets and liabilities of the Business and the results of operations of the Business for the periods indicated. To the knowledge of Parent and Seller, said year-end adjustments will not be Adverse. Notwithstanding the foregoing, Parent and Seller agree that said year-end adjustments not being Adverse shall be a condition precedent to Buyer's and Newco's obligations to close the transactions contemplated by this Agreement.

         (c) As of the date of the Interim Balance Sheet, neither Parent nor Seller had any obligations or liabilities relating to the Business or the Assets of a type, amount or nature which would be disclosed or disclosable under a balance sheet of Seller prepared consistently with past practice in accordance with GAAP (a "GAAP LIABILITY"), except as disclosed in such balance sheet, or the notes thereto, and since such date neither Parent nor Seller (A) has incurred any GAAP Liabilities relating to the Business or the Assets, other than obligations and liabilities incurred in the ordinary course of business consistent with past practice of the Business, and (B) have not Guaranteed any obligation or liability of any other Person relating to the Business or the Assets, except for endorsements of negotiable instruments for deposit in the ordinary course of business, consistent with prior practice, or as disclosed in the Interim Balance Sheet or the notes thereto.

         2.6 BOOKS AND RECORDS. The minute books and stock record books of Seller, all of which have been made available to Buyer and Newco, are complete and correct and have been maintained in accordance with sound business practices. The minute books of Seller contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the board of directors, and committees of the board of directors of Seller, and no meeting of any stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.

         2.7 LITIGATION. Except as set forth in Section 2.7 of the Disclosure Schedule, neither Parent nor Seller is a party to, or to either Parent's or Seller's knowledge threatened with, any litigation, suit, action, investigation, proceeding or controversy relating to or affecting the Assets, the Business or the Assumed Liabilities. Neither Parent nor Seller is in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any Authority relating to or affecting the Assets, the Business or the Assumed Liabilities.

         2.8 INSURANCE. Section 2.8 of the Disclosure Schedule sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies relating to or affecting the Assets or the Business and of all life insurance policies maintained by Parent or Seller for any of its employees who work in the Business, specifying the type of coverage, the amount of coverage, the deductibles and exclusions, the premium, the insurer, any self insurance or risk assumption agreed to by either Parent or Seller, as applicable, and the expiration date of each such policy (collectively, the "INSURANCE POLICIES") and all claims made under such Insurance Policies since June 27, 1997, together with a description of any self-insurance program that is in effect. True, correct and complete copies of all of the Insurance Policies have been previously delivered or made available by Parent and Seller to Buyer and Newco. The Insurance Policies are in full force and effect. All premiums due on the

Insurance Policies or renewals thereof have been paid and neither Parent nor Seller is not in default under any of the Insurance Policies. Except as set forth in the Disclosure Schedule, neither Parent nor Seller has received any notice or other communication relating to or affecting the Assets or the Business from any issuer of the Insurance Policies since July 3, 1998, canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the knowledge of Parent and Seller, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened.

         2.9 REAL PROPERTY.

         (a) Neither Parent nor Seller owns any real property. Neither Parent nor Seller lease any real property used in the Business other than pursuant to the leases for the Bury Drive Location, for the Edina Location and for the location at Red Circle Drive and the other leases listed in Section 1.1(a)(iv) of the Disclosure Schedule (the "LEASES"). True and complete copies of the Leases have been provided to or made available to Buyer and Newco for review.

         (b) Each Lease or other occupancy or other agreement under which Parent or Seller holds real or personal property used or useful in the Business has been duly authorized, executed and delivered by each such party, as applicable, and, to each of Parent's and Seller's knowledge, by each of the other parties thereto; each such Lease is a legal, valid and binding obligation of each of Parent and Seller, as applicable, and, to each such party's knowledge, of each other party thereto, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Each of Parent and Seller, as applicable, has a valid leasehold interest in and enjoys peaceful and undisturbed possession under the Leases pursuant to which each such party holds any real property or tangible personal property. To Parent's and Seller's knowledge, all of such Leases are valid and subsisting and in full force and effect; and neither Parent or Seller, on the one hand, nor to each of Parent's and Seller's knowledge, any other party thereto, on the other hand, is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Lease.

         (c) To the knowledge of Seller, all real property leased by Seller at the Bury Drive Location and at the Edina Location conforms to and complies with, in all material respects, all applicable title covenants, conditions, restrictions and reservations and all applicable zoning, wetland, land use and other applicable laws.

         (d) Neither Parent nor Seller has any knowledge of any public plans or proposals for changes in road grade, access or other municipal improvements which would result in any assessment against the real property leased by Seller at the Bury Drive Location and at the Edina Location or the ownership thereof, and, to each such party's knowledge, no ordinance authorizing improvements, the cost of which might be assessed against either Parent or Seller or the real property leased at the Bury Drive Location and at the Edina Location by Seller, is pending or contemplated.

         (e) To Parent's and Seller's knowledge, there are no facts or conditions that could result in the termination of the present access from the real property leased by Seller at the

Bury Drive Location and at the Edina Location to any existing highways, streets or roads, or in the termination or expiration of any conditional use permits, tentative tract maps, sign permits or similar governmental permits or approvals necessary for the ownership, development and/or operation of the real property leased by Seller at the Bury Drive Location and at the Edina Location.

         (f) Except as set forth in Section 2.2 of the Disclosure Schedule, no consent is required under any of the Leases in connection with the transactions contemplated by this Agreement.

         2.10 INVENTORY. Section 2.10 of the Disclosure Schedule sets forth a true, correct and complete list in all material respects of the Inventory of the Business as of September 29, 2000, including a description and the book value thereof. The Inventory is valued at the lower of cost or market using the average cost method, in accordance with GAAP consistently applied, less the reserve for obsolescence reflected on Section 2.10 of the Disclosure Schedule. The quantity of inventory is sufficient to run the Business consistent with past practice as the Business was conducted immediately prior to the date hereof.

         2.11 TANGIBLE ASSETS. Section 2.11 of the Disclosure Schedule sets forth a true, correct and complete list of all Tangible Assets as of September 29, 2000, including a description and the actual or estimated book value thereof. Except as set forth in Section 2.11 of the Disclosure Schedule, and except as would not have an Adverse Effect, all of the Tangible Assets currently used in the Business are operating in a manner suitable to perform their respective functions, and adequate maintenance has been performed with respect to such Tangible Assets.

         2.12 CHANGE IN FINANCIAL CONDITION AND ASSETS. To Seller's knowledge, except as set forth in Section 2.12 of the Disclosure Schedule, since September 29, 2000, there has been no change specific to the Business (as opposed to matters external to Seller, such as general economic conditions and changes in the industry in which the Business operates) which has an Adverse Effect on, or could reasonably be expected to have an Adverse Effect on, the Business, Assets or Assumed Liabilities.

         2.13 ACCOUNTS RECEIVABLE. Section 2.13 of the Disclosure Schedule sets forth a true, correct and complete list of all Accounts Receivable, together with a summary aging report as of September 29, 2000 and subject to the reserve for uncollectable accounts. All Accounts Receivable arose out of the sales of inventory or services in the ordinary course of business of the Business.

         2.14 CONTRACTS AND COMMITMENTS.

         (a) Section 2.14(a) of the Disclosure Schedule contains a true, complete and correct list and description of all Contracts that primarily relate to the Business or the Assets, whether written or oral, including, without limitation, the following:

                  (i) all loan agreements, indentures, mortgages and Guaranties to which Parent or Seller is a party or by which Parent or Seller, any of the Assets or the Business is bound;

                  (ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements relating to any of the Assets to which either Parent or Seller is a party or by which either Parent or Seller or any of their respective properties is bound;

                  (iii) all contracts, agreements, commitments, purchase orders or other binding understandings or arrangements to which Parent or Seller is a party which (A) involve payments or receipts by Parent or Seller, as applicable, of more than $50,000 in the case of any single contract, agreement, commitment, binding understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which could reasonably be expected to result in an Adverse Effect.

                  (iv) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, binding arrangements or commitments to which Parent or Seller is a party, which cover employees who work in the Business;

                  (v) all agency, distributor, sales representative and similar agreements relating to the Business to which Parent or Seller is a party;

                  (vi) all leases, whether operating, capital or otherwise, under which Parent or Seller is lessor or lessee;

                  (vii) all material contracts, agreements and other documents or information relating to past disposal of waste (whether or not hazardous); and

                  (viii) any other material agreement, contract or arrangement entered into by Parent or Seller.

         (b) Except as set forth in Section 2.14(b) of the Disclosure Schedule and except as could not reasonably be expected to have an Adverse Effect:

                  (i) each Purchased Contract is a valid and binding agreement of Parent or Seller, as applicable, enforceable against such party in accordance with its terms, subject to the Enforceability Exceptions and neither Parent nor Seller, as applicable, has any knowledge that any Purchased Contract is not a valid and binding agreement of the other parties thereto;

                  (ii) to the knowledge of Parent and Seller, Parent and Seller have fulfilled all obligations, other than insignificant matters which will not, individually or in the aggregate, affect any such Purchased Contract, required by each such party, as applicable, pursuant to the Purchased Contracts to have been performed by each such party prior to the date hereof;

                  (iii) neither Parent nor Seller, as applicable, is in breach of or default under any Purchased Contract, and no event (to the Parent's and Seller's knowledge in the case of events which relate to the other party or parties thereto) has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any Encumbrance, thereunder or pursuant thereto; and

                  (iv) to the Parent's and Seller's knowledge, there is no existing breach or default by any other party to any Purchased Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any Encumbrance thereunder or pursuant thereto.

         (c) Except as set forth in Section 2.14(c) of the Disclosure Schedule, the continuation, legal validity and legal effectiveness of each Purchased Contract will not be affected by the transfer thereof to Newco under this Agreement, and all such Purchased Contracts are assignable to Newco without a consent.

         (d) True, correct and complete copies of all Purchased Contracts have previously been delivered or made available by Parent and Seller to Newco.

         2.15 ENVIRONMENTAL LAWS.

         (a) Except as set forth on Section 2.15(a) of the Disclosure Schedule and except as would not have an Adverse Effect, Seller, with respect to the Business, is not and has not been in violation of or delinquent under, nor has it received any notice of any violation of or delinquency with respect to any applicable Environmental Laws (defined below) for the Business and Assets.

         (b) There is no Environmental Claim (defined below) pending, or to the knowledge of Seller, threatened against Seller, which relates to the Business, the Assets, or the real property subject to Leases being assigned to Newco hereunder.

         (c) Except as set forth in Section 2.15(c) of the Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, to Seller's knowledge, in the case of action, activities, circumstances, conditions, events or incidents not caused by Seller, including without limitation the release, transportation, treatment, storage, recycling or reclamation of any hazardous material at any location, that could form the basis of any Environmental Claim against Seller, which relates to the Business, the Assets or the real property subject to the Leases being assigned to Newco hereunder.

         (d) Neither Parent nor Seller has, and to their knowledge, no other person has, caused a release of any hazardous material at, on, under, from or otherwise affecting the soil, surface water or groundwater at the real property subject to the Leases being assigned to Newco hereunder.

         (e) Except as disclosed on Section 2.15(e) of the Disclosure Schedule, to Seller's knowledge, there are no underground or above ground storage tanks located at any real property subject to Leases being assigned to Newco hereunder. Seller has not installed, owned or operated any underground or above ground storage tanks at any real property subject to Leases being assigned to Newco hereunder.

         (f) To Seller's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including without limitation the release, transportation, treatment, storage, recycling or reclamation of any hazardous material, and or otherwise relating to any violation or alleged violation of law, that could form the basis of any Environmental Claim which relates to the Business, the Assets or the real property subject to the Leases being assigned to Newco hereunder.

         (g) Except as set forth in Section 2.15(g) of the Disclosure Schedule, and except as would not have an Adverse Effect, Seller has obtained all material permits, authorizations or approvals required under applicable Environmental Laws (defined below) for the Business and the Assets, and all such permits, authorizations or approvals are valid and in good standing and transferable to Newco as part of this transaction without consent of or notice to the Authority issuing the permit, authorization or approval.

         (h) "ENVIRONMENTAL LAWS" means all federal, state and local laws and regulations relating to the pollution or protection of human health or the environment including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of any pollutant, contaminant, waste, toxic substance, hazardous substance or petroleum, or otherwise relating to the use, treatment, storage, disposal, transport or handling of any pollutant, contaminant, waste, toxic substance, hazardous substance or petroleum. "ENVIRONMENTAL CLAIM" means any claim, action, investigation or notice by any Person alleging potential liability arising out of, based on, or resulting from (a) the presence, or release into the environment, including, without limitation, the indoor environment, of any pollutant, contaminant, waste, toxic substance, hazardous substance or petroleum at any location, whether or not owned by Seller or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

         2.15.A General Laws, Permits, and Reports.

         Seller has all requisite licenses, permits and certificates, including health and safety permits, from Authorities necessary to operate the Business, except where the failure to have the same would not have an Adverse Effect (collectively, the "PERMITS"). Section 2.15A(a) of the Disclosure Schedule sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by Seller to Buyer. Except where there would not be an Adverse Effect, Seller is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, land use or similar matters) relating to the Assets or the Business. Except as would not result in an Adverse Effect, the Business as presently conducted by Seller does not violate any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination or occupational safety).

         2.16 EMPLOYEE RELATIONS.

         (a) Neither Parent nor Seller has any obligation or liability, contingent or otherwise, under any Employment Arrangement with employees to whom Newco will offer employment pursuant to this Agreement, other than those listed in Section 2.16(a) of the Disclosure Schedule. Except as would not have an Adverse Effect, Parent and Seller, with respect to employees employed in the Business, are in compliance with all federal, state and municipal laws respecting Parent's and Seller's employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practice involving Parent or Seller. There are no arrears by Parent or Seller in the payment of wages.

         (b) With respect to employees employed in the Business, whether employed by Parent or Seller, except as set forth in Section 2.16(b) of the Disclosure Schedule;

                  (i) none of such employees are represented by any labor union;

                  (ii) there is no unfair labor practice complaint against Parent or Seller pending before the National Labor Relations Board or any state or local agency relating to or affecting Parent or Seller;

                  (iii) there is no pending labor strike or other material labor trouble affecting Parent or Seller (including, without limitation, any organizational drive);

                  (iv) there is no material labor grievance pending against Parent or Seller relating to such employees;

                  (v) there is no pending representation question respecting such employees; and

                  (vi) there are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which Parent or Seller is a party, or to the knowledge of Parent and Seller, any basis reasonably likely to result in a significant adverse outcome for which a claim may be made under any collective bargaining agreement to which Parent or Seller is a party.

         (c) Section 2.16(c) of the Disclosure Schedule sets forth a true, correct and complete list of (a) the employee benefits provided by Seller to its employees employed in the Business and all contracts or agreements between Seller and such employees, and (b) Seller's current payroll, including the job titles and salary or wage rates of each of its employees employed in the Business, showing separately for each such person who received an annual salary in excess of $50,000 the amounts paid or payable as salary and bonus payments for the year ended June 30, 2000.

         2.17 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as reflected in the interim financial information delivered to Newco, and except as set forth in
Section 2.17 of the Disclosure Schedule, since June 30, 2000, no matter has arisen which could reasonably be expected to result in an Adverse Change in the Business and neither Parent nor Seller have entered into any transaction relating to the Business or the Assets which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, neither Parent nor Seller have:

         (a) subjected any of the Assets to any Encumbrance (except Permitted Encumbrances);

         (b) sold or transferred any of the Assets, except for sales of inventory in the ordinary course of business, and except for the sale, transfer or scrapping of assets no longer used in the Business as listed on Section 2.17(b) of the Disclosure Schedule;

         (c) except as reflected in the copies of the Purchased Contracts provided to Newco, made any material amendment to or termination of any Purchased Contract or done any act or omitted to do any act which would cause the breach of any Purchased Contract;

         (d) suffered any casualty losses involving the Assets or Business, whether insured or uninsured, and whether or not in the control of Parent or Seller, as applicable, in excess of $50,000 in the aggregate, or waived any rights of substantial value;

         (e) except in the ordinary course of business, made any changes in compensation of its employees primarily employed in the Business;

         (f) authorized or issued recall notices for any of its products for the Business or initiated any safety investigations;

         (g) other than in the ordinary course of the Business, cancelled any debts or claims; or

         (h) received notice of any litigation, warranty claim or products liability claims relating to the Business.

         2.18 CUSTOMERS. Section 2.18 of the Disclosure Schedule sets forth a true, correct and complete list of the names and addresses and telephone/fax numbers of the twenty (20) largest customers of the Business based on total dollar volume of sales in the fiscal year ended June 30, 2000. As of the date of this Agreement, none of such customers has notified Seller that it intends to discontinue, or to change or alter in any Adverse manner, its relationship with Parent or Seller, as applicable, and to Seller's knowledge, the consummation of the transactions contemplated by this Agreement and related transaction documents will not Adversely Affect the level of business conducted with each such customer immediately prior to the Closing Date, except as set forth in Section 2.18 of the Disclosure Schedule.

         2.19 SUPPLIERS. Section 2.19 of the Disclosure Schedule sets forth a true, correct and complete list of the names, addresses and telephone/fax numbers of the nineteen (19) suppliers of the Business which accounted for the largest dollar volume of purchases by Parent or Seller, as applicable, for the fiscal year ended June 30, 2000. As of the date of this Agreement, none of such suppliers has notified Parent or Seller, as applicable, that it intends to discontinue, or to change or alter in any Adverse manner, its relationship with Parent or Seller, as applicable, and to Seller's knowledge, the consummation of the transactions contemplated by this Agreement and related transaction documents will not Adversely Affect the level of business conducted with each such supplier immediately prior to the Closing Date, except as set forth in
Section 2.19 of the Disclosure Schedule.

         2.20 [Intentionally deleted.]

         2.21 TRADE NAMES AND OTHER INTANGIBLE PROPERTY.

         (a) The Disclosure Schedule sets forth a true, correct and complete list and, where appropriate, a description of, all patents, patent applications, registered trademarks and registered service marks and applications for the registration of trademarks or service marks, and material tradenames which constitute Intangible Property. True, correct and complete copies of all licenses and other agreements relating to the Intangible Property have been previously delivered by Parent or Seller to Buyer.

         (b) Except as otherwise disclosed in Section 2.21(b) of the Disclosure Schedule, except as would not have an Adverse Effect, and except for Intangible Property which is licensed by or to Parent or Seller, Parent and Seller are the sole owner of all registered Intangible Property, and neither Parent nor Seller has received notice of any challenge to Parent's or Seller's respective rights thereto. Except as would not have an Adverse Effect, the Intangible Property owned or licensed by Parent and Seller is sufficient to conduct the Business as presently conducted and, when transferred to Newco pursuant to this Agreement (subject to any Required Consents), will be sufficient to permit Newco to conduct the Business as presently conducted by Seller. Except as set forth in
Section 2.21(b) of the Disclosure Schedule, neither Parent nor Seller has received notice of, or has knowledge of any basis reasonably likely to result in an Adverse Effect as a result of, a claim against it that any of its operations, activities, products or publications relating to the Business infringes on any patent, trademark, trade name, copyright or other property right of a third party, or that it is illegally or otherwise using in the Business the trade secrets, formulae or any property rights of others. Neither Parent nor Seller has any disputes with or, to Parent's and Seller's knowledge, claims against, any third party for infringement by such third party of any Intangible Property.

         2.22 ERISA AND EMPLOYMENT MATTERS.

         (a) Section 2.22(a) of the Disclosure Schedule contains a true and complete list of all Benefit Plans of Parent or Seller which cover employees employed in the Business.

         (b) Parent and Seller have delivered or made available to Newco a current, accurate and complete copy of each such Benefit Plan and of any material agreements or documents related to such Benefit Plan such as trust agreements or funding instruments, the most recent determination letter, the most recent summary plan description and, for the three (3) most recent years, the Form 5500 and attached schedules.

         (c) Except where there would be no Adverse Effect, (i) each such Benefit Plan is administered in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) no actions, suits or claims, other than the routine claims for benefits in the ordinary course of business, are pending against any Plan, or, to the knowledge of Parent and Seller, threatened, except as set forth in Section 2.22(c) of the Disclosure Schedule;
(iii) there have been no prohibited transactions, within the meaning of the Code and ERISA, which would subject Parent or Seller to any material taxes, penalties or other liabilities with respect to any Plan; and (iv) neither the Parent or the Seller, nor to their knowledge, any trustee, administrator, or other fiduciary of any Benefit Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject the Parent or the Seller to a liability for breach of fiduciary duty under ERISA or any other applicable law.

         (d) Neither Parent nor Seller have ever maintained or contributed to a defined benefit pension plan or a multi-employer plan (within the meaning of Section 4001(a)(3) of ERISA).

         (e) Neither Parent nor Seller maintains any pension plan within the meaning of Section 3(2)(A) of ERISA, except for The Chronimed Inc. 401(k) Plan and the MEDgenesis Inc. 401(k) Plan (the "401(K) PLANS"). Each of the 401(k) Plans is qualified within the meaning of Section 401(a) of the Code, subject to the right to make amendments thereto where the time period to make such amendments has not expired.

         (f) Except as set forth in Section 2.22(f) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any employee primarily employed in the Business to a bonus, severance pay or any other payment, or (ii) except as will or may occur under Parent's or Seller's stock option plans, copies of which have been made available to Newco, accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee.

         (g) Except as set forth in Section 2.22(g) of the Disclosure Schedule, no Benefit Plan contains any term that provides post-employment health or welfare benefits, except as required by Sections 601-608 of ERISA.

         2.23 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Parent or Seller and which are necessary for the execution and delivery by Parent and Seller of this Agreement and the documents to be executed and delivered by Parent and Seller in connection herewith are set forth at Section 2.23 of the Disclosure Schedule.

         2.24 MATERIALITY. The matters and items excluded from the representations and warranties set forth in this Article by operation of the materiality exceptions and materiality qualifications contained in such representations and warranties, in the aggregate for all such excluded matters and items, could not reasonably be expected to be Adverse to Parent or Seller.

         2.25 INAPPLICABILITY OF SPECIFIED STATUTES. Neither Parent, Seller nor any of its or their Affiliates is a "holding company", or a "subsidiary company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or an "investment company" or a company "controlled" by or acting on behalf of an "investment company", as defined in the Investment Company Act of 1940, as amended. Neither Parent, Seller nor any of its or their Affiliates is subject to regulation by the Federal Energy Regulatory Commission.

         2.26 TAXES. Except as set forth in Section 2.26 of the Disclosure
Schedule:

         (a) Except for state or local tax returns that are not material to Parent, Seller, the Business or the Assets, all returns, reports, statements or estimates in respect of Taxes required to be filed with respect to Parent and Seller (including the consolidated Federal income tax return of Seller and any state return that includes Seller on a consolidated or combined basis), the Business or the Assets have been timely filed (the "TAX RETURNS").

         (b) All Taxes required to be shown on any Tax Return or otherwise due have been timely paid.

         (c) All Tax Returns (insofar as they relate to the activities or income of Parent or Seller with respect to the Business or the Assets) are true, correct and complete in all material respects.

         (d) No adjustment relating to any Tax Return has been proposed formally or informally by any Tax Authority (insofar as either relates to the activities or income of Parent or Seller with respect to the Business or the Assets) and to Parent's and Seller's knowledge no basis exists for any such adjustment.

         (e) There are no pending or, to the knowledge of Parent or Seller, threatened actions or proceedings for the assessment or collection of Taxes against Parent or Seller with respect to the Business or the Assets.

         (f) There are no Tax liens on any of the Assets or on the Business.

         (g) There are no requests for information currently outstanding that could affect the Taxes associated with the Business.

         (h) With respect to the Business and Assets: the Parent and the Seller have withheld all required amounts from their employees, agents, contractors, nonresidents, creditors, stockholders and third parties and remitted such amounts to the proper authorities; paid all employer contributions and premiums; and filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws.

                  (i) There has been no outstanding waiver granted or requested of any applicable statute of limitations or extension of the time for the assessment of any Tax of the Parent or the Seller for which the Parent or the Seller could be liable under any provision of federal, state, local, or foreign law which relates to the Business or Assets.

         (j) There are no outstanding requests for information made by a taxing authority to the Parent or the Seller in respect of the Taxes of the Parent or the Seller which relate to the Business or Assets. Since June 27, 1997, no closing agreement (as defined in section 7121 of the Code) or any similar provision of any state, local, or foreign law which relates to the Business or Assets has been entered into by or with respect to the Parent or the Seller.

         2.27 BULK SALES. No bulk sales law provisions of the Uniform Commercial Code or of any local jurisdiction apply to all or any portion of the transactions contemplated hereby.

         2.28 REIMBURSABLE INVESTMENTS. Section 2.28 of the Disclosure Schedule sets forth all capital expenditures and investments in fixed assets and property, plant and equipment with respect to the Business which will be incurred after the date of this Agreement and prior to the Closing Date, that would properly be included under "investing activities" on Seller's statement of cash flows in accordance with GAAP consistent with Seller's prior practice (such expenditures and investments, collectively, "Reimbursable Investments").

         2.29 AFFILIATED TRANSACTIONS. Except as set forth on Section 2.29 of the Disclosure Schedule, since June 30, 2000, no present or former officer, director, or Affiliate of Parent or Seller or, to the knowledge of Parent or Seller, no individual in such officer's, director's, or Affiliate's immediate family, is or was a party to any agreement, contract, commitment or transaction relating to the Business or has any interest in any property used by the Business, other than the payment of directors' fees and disbursements and other customary matters incident to director or employment relationships.

         2.30 INITIAL SHARES REPRESENTATIONS. Seller is acquiring the Initial Shares for its own account and not as a nominee or agent for any other person. Seller acknowledges and agrees that the Initial Shares have not been registered under the Securities Act, in reliance upon an exemption therefrom, and that the Initial Shares have not been approved or disapproved by the United States Securities and Exchange Commission, by any federal or state agency or by any Authority outside of the United States including, without limitation, any Authority within the United Kingdom, save for the admission of the Initial Shares to the official list of UKLA (the "OFFICIAL LIST") and to trading on the London Stock Exchange. Seller is able to bear the economic risk of holding the Initial Shares for an indefinite period and is able to afford the complete loss of its investment therein. Notwithstanding the foregoing, subject to Section 6.3, it is Seller's intention to dispose of the Initial Shares as soon as possible through sales on the London Stock Exchange to "Non-U.S. Persons" in "Offshore Transactions" as each such term is defined in Regulation S under the Securities Act, subject to the terms and conditions of this Agreement and applicable laws.

         2.31 SOLVENCY. After giving effect to the consummation of the transactions contemplated by this Agreement, Parent and Seller are each solvent. For purposes of this SECTION 2.31, "solvent" means that the sum of the value of the person's or entity's assets, at both fair value or fair saleable value, exceeds its indebtedness and other probable liabilities (including contingent liabilities); "fair value" means the value that would be realized in an exchange or series of exchanges between a willing buyer and a willing seller, within a commercially reasonable period of time, neither being under compulsion, each having reasonable knowledge of all relevant facts, and assuming the retention of all operating assets by the Parent or Seller, as applicable, and continuation of the operations as a going concern; and "fair saleable value" means the value that would be realized from an interested purchaser aware of all relevant information relating to the assets or group of assets being sold and who is willing to purchase under ordinary selling conditions in an existing and not theoretical market if the assets or group of assets are disposed of within a period of six (6) months to one (1) year. The cash flow from the operations of Parent and Seller, as applicable, after taking into account all other anticipated uses of the cash, will be sufficient to provide cash necessary to repay its indebtedness. In consummating the transactions contemplated by this Agreement, neither Parent nor Seller intends to make any transfer or incur any obligations, with the intent to disturb, delay, hinder or defraud either present or future creditors. Upon the consummation of the transactions contemplated by this Agreement, Parent and Seller will each have sufficient capital with which to conduct their present or proposed business and their property will not constitute unreasonably small capital with which to conduct their present or proposed business, and neither Parent nor Seller will engage in a business or transaction for which it has unreasonably small capital.

         2.32 CHANGE OF CONTROL. Except as set forth in Section 2.32 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will trigger any obligation of Parent or Seller to any third party, including without limitation, (a) the obligation to make payment to any third party pursuant to any contract or agreement to which Parent or Seller is a party or by which they or their assets are bound, respectively, and (b) any obligation(s) which, individually or in the aggregate, would reasonably be likely to have an Adverse Affect on the Business, the Assets or the Assumed Liabilities.

         2.33 WARRANTY AND PRODUCT LIABILITY. Except as set forth in Section
2.33 of the Disclosure Schedule, there is no pending or, to the knowledge of Parent and/or Seller, threatened, litigation, suit, action, investigation, proceeding or controversy against Parent or Seller with respect to warranty or product liability claims (including liabilities and obligations for personal injury and property damage as well as for repair and replacement) based upon or alleged to arise out of the manufacture, sale or distribution of products in connection with the Business on or before the Closing Date.

         2.34 RIGHTS PLAN AGREEMENT. Parent and Seller agree that neither Newco nor Buyer shall have any liability or obligation of any kind or nature whatsoever in connection with that certain Rights Plan Agreement, dated as of June 2, 2000, by and between Seller and Norwest Bank Minnesota, a National Association (the "RIGHTS PLAN AGREEMENT"), including, without limitation, in connection with (i) the obligations set forth in Section 13(z) of the Rights Plan Agreement, and (ii) any and all agreements, instruments or documents entered into or delivered in connection with the Rights Plan Agreement. Parent and Seller further represent and warrant that no rights have been triggered pursuant to the Rights Plan Agreement on or prior to the date hereof or the Closing Date.

         2.35 CERTAIN TAXES. To the knowledge of Parent and/or Seller, all transfer, documentary, sales, use, stamp, registration and other similar transfer Taxes and fees (including any penalties and interest) incurred or to be incurred in connection with this Agreement under Minnesota or federal law (including any tax imposed in any subdivision of Minnesota) and the consummation of the transactions contemplated hereby shall be an aggregate obligation which does not exceed $30,000.

         2.36 NO OTHER REPRESENTATIONS. Except only for the representations specifically set forth above, Seller makes no other representations or warranties, express, implied, or otherwise.

         2.37 DISCLOSURE. No representation or warranty by Parent or Seller contained in this Agreement nor any certificate furnished or to be furnished to Buyer or Newco in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or, to the knowledge of Parent and Seller, omits or will omit to state any material fact required to make the statements herein or therein contained not false or misleading.

         2.38 LIMITATION ON REPRESENTATIONS AND WARRANTIES. If, to Buyer's or Newco's knowledge, any of the Parent's or Seller's representations and warranties in this Agreement are not true as of the Closing Date, and Buyer and Newco elect nonetheless to close, Buyer and Newco shall be deemed to have waived any claim for breach of such representation or warranty. This limitation shall be in addition to, and not in substitution for any other limitations of Buyer's and Newco's remedies or damages set forth in Articles IX and XI.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO.

         Buyer and Newco represent and warrant to Parent and Seller as follows:

         3.1 ORGANIZATION AND AUTHORITY. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Scotland, and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. Newco is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom, and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. Subject to
SECTION 3.2 hereof: (a) Buyer and Newco each have full power to execute and deliver this Agreement, the Instrument of Assumption and the other agreements and documents to be executed in connection herewith; and (b) to consummate the transactions contemplated hereby and thereby. Certified copies of the Memorandum and Articles of Association of Buyer, as amended to date, and the Memorandum and Articles of Association of Newco, as amended to date, have been previously delivered to Seller, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

         3.2 AUTHORIZATION. (a) The execution and delivery of this Agreement by Buyer and Newco, and the agreements provided for herein, and the consummation by Buyer and Newco of all transactions contemplated hereby, have been duly authorized by all requisite corporate action; (b) this Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of each of Buyer and Newco, enforceable against each such party in accordance with their respective terms, subject to the Enforceability Exceptions; (c) the execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by each of Buyer and Newco of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to either Buyer or Newco; (ii) violate the provisions of either Buyer's Memorandum and Articles of Association or Newco's Memorandum and Articles of Association; (iii) violate any judgment, decree, order or award of any Authority; or (iv) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, any agreement or instrument to which it or its properties is a party or by which either Buyer or Newco is or may be bound.

         3.3 BUYER COMMON STOCK AND NEWCO COMMON STOCK. The Buyer Common Stock and Newco Common Stock to be issued pursuant to this Agreement will at the Closing Date be duly authorized and, upon issuance and payment therefore, will be validly issued, fully paid and non-assessable, and free of any preemptive rights.

         3.4 PUBLIC REPORTS.

         (a) Buyer has filed all forms, reports and documents to comply in all material respects with the requirements of the London Stock Exchange relating to the listing of the Buyer's ordinary shares on the Alternative Investment Market ("AIM") of the London Stock Exchange for the period from 28 June 1997 to 15 June 2000 and thereafter to date, the UK Listing Authority ("UKLA") relating to the listing of the Buyer's ordinary shares on the Official List (collectively, the "BUYER'S PUBLIC REPORTS"). Each of the Buyer's Public Reports and any forms, reports and other documents filed by Buyer (or on Buyer's behalf) with the UKLA after the date of this Agreement and until the Closing Date (i) complied with or will comply with the requirements of the AIM Admission Rules or the Listing Rules of the UKLA (as applicable) in all material respects and (ii) did not contain, at the time they were filed, or will not contain, at the time they are filed, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (b) No information has been withheld by Buyer from disclosure to the Companies Announcements Office of the London Stock Exchange (the "CAO") in its capacity as the information dissemination provider of the UKLA that would be required to be disclosed to the CAO in order to avoid the creation of a false market in the ordinary shares of Buyer.

         (c) The audited consolidated financial statements relating to the Buyer for the period ended 30 September 1999 were prepared in accordance with the historical cost convention and in accordance with all relevant Statements of Standard Accounting Practice and Financial Reporting Standards issued by The Accounting Standards Board and with generally accepted United Kingdom accounting principles, practices and standards consistently applied and comply with Companies Act 1985, as amended, and give a true and fair view of the state of affairs of the Buyer as at 30 September 1999 and of the loss for such period. The accounting policies and the presentation applied to the Buyer's unaudited interim results for the six months ended 31 March 2000 were, except as otherwise disclosed in the interim results statement, consistent with the audited consolidated financial statements relating to the Buyer for the period ended 30 September 1999.

         3.5 INVESTMENT COMPANY ACT OF 1940. Neither Buyer nor Newco is required to be registered with the United States Securities and Exchange Commission as an investment company under the 1940 Act, as of the date of this Agreement or on the Closing Date.

         3.6 SUBSIDIARIES. As of November 15, 2000, neither Buyer nor Newco had any subsidiaries other than those identified in Buyer's Public Reports or in
Section 3.6 of the Disclosure Schedule. Subject to SECTION 1.3 of this Agreement, Newco is a wholly-owned subsidiary of Buyer. Each Subsidiary of Buyer listed in the Buyer's Public Reports or in Section 3.6 of the Disclosure Schedule, has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, has the power and authority to own its properties and to conduct its business and is duly registered, qualified and authorized to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, except where the failure to be in good standing, to have such power and authority or to be so qualified or authorized and in good standing could not reasonably be expected to have a Material Adverse Effect on Buyer, taken as a whole. All of the outstanding capital stock, beneficial interests or other equity interests of Buyer listed in Buyer's Public Reports or in Section 3.6 of the Disclosure Schedule or of Newco listed in Section 3.6 of the Disclosure Schedule, in each case, have been duly authorized and validly issued, are fully paid and, in the case of corporate stock only, non-assessable except for such failures as could not reasonably be expected to have a Material Adverse Effect.

         3.7 CAPITALIZATION. As of November 6, 2000, the issued and outstanding shares of capital stock of Buyer and Newco were as set forth in Section 3.7 of the Disclosure Schedule.

         3.8 COMPLIANCE WITH LAWS. To the knowledge of Buyer, as of the date hereof and except as disclosed on Buyer's Public Reports, neither Buyer nor any of Buyer's subsidiaries is in violation of any statute, law, ordinance, regulation, rule, judgement, decree or order of any Authority applicable to its business, properties or operations, except for such violations and failure to comply as could not, in the aggregate, reasonably be expected to have an Adverse Effect on Buyer's ability to perform its obligations under this Agreement.

         3.9 DISCLOSURE. No representation or warranty by Buyer or Newco contained in this Agreement, nor any certificate furnished or to be furnished to Parent or Seller in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or, to the knowledge of Buyer and Newco, omits or will omit to state any material fact required to make the statements herein or therein contained not false or misleading.

         3.10 LIMITATION ON REPRESENTATIONS AND WARRANTIES. If, to Parent's and/or Seller's knowledge, any of Buyer's and Newco's representations and warranties in this Agreement are not true as of the Closing Date and Parent and Seller elect nonetheless to close, Parent and Seller shall be deemed to have waived any claim for breach of such representation or warranty. This limitation shall be in addition to, and not in substitution for, any other limitations of Parent's and/or Seller's remedies or damages set forth in Articles IX and XI.

ARTICLE IV. ACCESS TO INFORMATION; PUBLIC ANNOUNCEMENTS.

         4.1 ACCESS TO MANAGEMENT, PROPERTIES AND RECORDS. From the date of this Agreement until the Closing Date, Parent and Seller shall afford the officers, attorneys, accountants and other authorized representatives of Buyer and Newco free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of Parent and Seller, so that Buyer and Newco may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of Seller, the Business, the Assets and the Assumed Liabilities, and Buyer and Newco shall be permitted to make abstracts from, or copies of, all such books and records. Parent and Seller shall furnish to Buyer and Newco such financial and operating data and other information as to the Assets, the Business and the Assumed Liabilities of Seller as Buyer or Newco shall reasonably request. Notwithstanding the foregoing, in the case of information which is highly sensitive or where unrestricted access to Buyer or Newco might result in significant damage to Parent or Seller, including but not limited to cases where such information or access would provide to Buyer or Newco a competitive advantage if the transactions provided for hereunder are not closed, Parent and Seller may, with the consent of Buyer or Newco (which shall not be unreasonably withheld) impose reasonable limitations or restrictions upon the information or access provided.

         4.2 CONFIDENTIALITY. All information not previously disclosed to the public or generally known to Persons engaged in the respective businesses of Parent, Seller, Buyer or Newco which shall have been furnished by Buyer or Newco, on the one hand, or Parent or Seller on the other hand, to the other party in connection with the transactions contemplated hereby or as provided pursuant to this Article IV shall not be disclosed to any Person other than on a confidential basis to their respective employees, directors, attorneys, accountants or financial advisors, providers or potential providers of debt or equity financing to Buyer or Newco for purposes of consummating the transactions contemplated hereby or Persons whose consent or approval is required in order to consummate such transactions or used in any fashion other than for the evaluation of the transactions contemplated by this Agreement. In the event that the transactions contemplated by this Agreement shall not be consummated:

         (a) all such information in written form shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared; all such information in electronic form, including on computers, shall be deleted; and neither Buyer or Newco, on the one hand, nor Parent or Seller, on the other hand, shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, or any other purpose, any such information, written or oral, about the business of the other party hereto; and

         (b) during the two year period commencing on the date hereof, neither Buyer nor Newco shall solicit any individual who is employed by Parent or Seller at any time from the date of this Agreement until its termination.

         4.3 PUBLIC ANNOUNCEMENTS. The parties agree that prior to the Closing Date, except as otherwise required by law or by any listing agreement with Nasdaq as determined by Parent and Seller with respect to Parent and Seller's obligations, and except as otherwise required by law or by regulation of the UKLA or any other securities exchange or automated dealer quotation system as determined by Buyer and Newco with respect to Buyer's and Newco's obligations, any and all public announcements or other public communications concerning this Agreement and the purchase of the Assets by Newco, shall be subject to the approval of both parties, which approval shall not be unreasonably withheld.

ARTICLE V. PRE-CLOSING COVENANTS OF PARENT AND SELLER.

         From and after the date hereof and until the Closing Date, Parent and Seller, jointly and severally, covenant as follows:

         5.1 CONDUCT OF BUSINESS. Parent and Seller shall carry on the Business diligently and substantially consistent with past practice and shall not make or institute any unusual new methods of manufacture, purchase, sale, shipment or delivery, lease, management, accounting or operation, and shall not ship or deliver any quantity of products in excess of normal shipment or delivery levels for the orders received, except as consented to in writing by Buyer, such consent not to be unreasonably withheld or delayed. All of the property of Parent and Seller currently used in the Business shall be used, operated, repaired and maintained in a manner consistent with Parent's and Seller's past practice.

         5.2 ABSENCE OF MATERIAL CHANGES. Without the prior written consent of Buyer, such consent not to be unreasonably withheld or delayed, neither Parent nor Seller shall:

         (a) subject any of the Assets to any Encumbrance;

         (b) sell, assign, or transfer any of the Assets, except for Inventory sold in the ordinary course of business, and except for the sale, scrapping or other disposition of assets no longer utilized in the Business;

         (c) cancel any debts or claims of the Business, except in the ordinary course of business, consistent with Parent's and Seller's past practices;

         (d) except as set forth in Section 5.2(d) of the Disclosure Schedule, with respect to employees primarily employed in the Business, make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any such employees, other than increases in the ordinary course of business consistent with past practice;

         (e) other than in the ordinary course of business, waive any rights of material value that would be included in the Assets or otherwise related to the Business;

         (f) other than in the ordinary course of business, modify, amend, alter or terminate any of its executory Contracts primarily related to the Business of a material value or which are material in amount;

         (g) other than in the ordinary course of business, take any act or omission constituting a breach or default under any Contract related to the Business;

         (h) fail to operate the Business and maintain its books, accounts and records in the customary manner and in the ordinary or regular course of business;

         (i) enter into any Contracts primarily related to the Business, other than those entered into in the ordinary course of business, calling for payments which in the aggregate exceed (A) $50,000 for each Contract, or (B) $250,000 for all Contracts;

         (j) engage any employee primarily employed in the Business (A) for a salary in excess of $60,000 per annum, or (B) except as set forth in Schedule 5.2(j) of the Disclosure Schedule, which includes a severance obligation which exceeds three months of base salary for each such employee;

         (k) except as contemplated by this Agreement, materially alter the terms, status or funding condition of any Employee Plan;

         (l) commit or agree to do any of the foregoing in the future; or

         (m) except as set forth in Section 5.2(m) of the Disclosure Schedule, other than purchases of inventory in the ordinary course of business, purchase or otherwise acquire, or become liable for or otherwise expend in connection with maintenance costs or capital expenditures, in one or any series of related transactions, assets or property in an amount that exceeds $25,000, whether or not any such item represents a Reimbursable Investment (as defined in SECTION 2.28).

         5.3 TAXES. Parent and Seller will, on a timely basis, file all Tax Returns that become due on a timely basis in a manner consistent with past practices and pay all Taxes which are on account of the operation of the Business or the ownership of the Assets on or prior to the Closing

Date; provided, however, that Parent and Seller may contest in good faith the imposition of any Tax after consultation with Buyer regarding the nature of such contest.

         5.4 COMMUNICATION WITH CUSTOMERS AND SUPPLIERS. Parent, Seller, Buyer and Newco will cooperate in communications with suppliers and customers to accomplish the transfer of the Assets to Buyer on the Closing Date. However, prior to the Closing, no communication shall be made by Buyer or Newco or their respective Affiliates to suppliers or customers without the prior written consent of Seller.

         5.5 COMPLIANCE WITH LAWS. Parent and Seller will use reasonable commercial efforts to comply in all material respects with all laws and regulations which are applicable to them, their ownership of the Assets or to the conduct of the Business and will perform and comply in all material respects with all contracts, commitments and obligations by which they are bound, in each case consistent with Seller's past practices.

         5.6 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF SELLER. Neither Parent nor Seller will knowingly take any actions which would result in any of the representations or warranties set forth in Article II hereof being untrue or inaccurate.

         5.7 CONTINUING OBLIGATION TO INFORM. From time to time prior to the Closing, Parent and Seller will deliver or cause to be delivered to Buyer and Newco supplemental information concerning events subsequent to the date hereof that would render any statement, representation or warranty in this Agreement or any information contained in any Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date. However, Buyer and Newco acknowledge that all representations, warranties, and information contained in any Schedule, are made by Parent and Seller as of the date of execution of this Agreement. As provided in SECTION 7.1, the continued truth of representations and warranties as of the Closing Date (with representations or warranties which speak as of a certain date to continue to be true as of the date as of which they speak) is a condition to Buyer's and Newco's obligation to close, but matters which arise or occur after the date of execution of this Agreement cannot be the basis for a claim for damages unless and to the extent that Parent or Seller has violated the provisions of SECTION
5.6. Therefore, Parent and Seller will be providing such information to Buyer and Newco solely for the purpose of assisting Buyer and Newco in keeping informed regarding the Business, the Assets and Assumed Liabilities and in connection with Buyer's rights under SECTION 7.1. In the event that a representation or warranty of any party is true and accurate at the date of execution of this Agreement and thereafter, not as a result of an intentional act or failure to act in a manner consistent with Seller's past practices as required by law or a contractual obligation, in each case, of such party, becomes untrue or inaccurate subsequent to such date and prior to the Closing, the breaching party shall have the right to fully and adequately remedy and cure such breach to the satisfaction of the non-breaching party prior to the Closing, provided that such breaching party promptly provides written notice to the other parties hereto in sufficient detail to describe the nature and magnitude of such breach; provided, however, that no such remedy or cure shall otherwise cause the other representations and warranties contained herein to be untrue or inaccurate or result in a failure of the conditions hereunder at the Effective Time or otherwise affect the other rights or obligations of any party hereunder. In the event such breach can not be fully and adequately remedied and cured prior to the Closing, the non-breaching party shall have the right to terminate this Agreement in accordance with SECTION 11.3(B).

ARTICLE VI. CERTAIN AGREEMENTS.

         6.1 EFFORTS TO OBTAIN SATISFACTION OF CONDITIONS. (a) Parent and Seller, on the one hand, and Buyer and Newco, on the other hand, covenant and agree to use reasonable commercial efforts to obtain the satisfaction of the conditions specified in this Agreement. However, no such party shall be required to pay fees or make other payments to third parties in connection with satisfying such conditions, including but not limited to fees or charges in connection with obtaining Required Consents.

         (b) Each party hereto shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof. Each such filing shall request early termination of the waiting periods imposed by the HSR Act. Each party hereby agrees to use its reasonable best efforts to cause a termination of the waiting period under the HSR Act without the entry by a court of competent jurisdiction of an order enjoining the consummation of the transactions contemplated hereby at as early a date as possible. Each party also agrees to respond promptly to all investigatory requests as may be made by any Authority. In the event that a "REQUEST FOR ADDITIONAL INFORMATION" is issued under the HSR Act, each party agrees to furnish all information required and to comply substantially with such Request for Additional Information as soon as is practicable after its receipt thereof so that any additional applicable waiting period under the HSR Act may commence. Each party will keep the other party apprised of the status of any inquiries made of such party by the Department of Justice, Federal Trade Commission or any other Authority with respect to this Agreement or the transactions contemplated hereby.

         6.2 EMPLOYMENT OF EMPLOYEES OF THE BUSINESS.

         (a) Promptly following the Closing, Buyer or Newco shall offer employment to each employee of Seller listed in Section 6.2(a) of the Disclosure Schedule. Any offer of employment to any employee shall be at the rates of compensation, including incentive compensation, set forth in Section 6.2(a) of the Disclosure Schedule. Seller shall terminate or accept the resignation of each employee accepting such offer of employment and Parent and Seller shall remain fully responsible for all compensation and other employment and unemployment obligations of Parent or Seller immediately prior to Closing (both with respect to employees listed in Section 6.2(a) of the Disclosure Schedule and any and all other employees of Parent and Seller immediately prior to the Closing), including, without limitation, (i) any and all obligations under any and all Benefit Plans, (ii) employment agreements with Seller's officers and employees and (iii) agreements with Seller's directors, with respect to each director, officer or employee not receiving, or receiving but not accepting such offer of employment, and (iv) any and all employment-based or other obligations of Parent or Seller, as the case may be, to Maurice R. Taylor, II, whether arising prior to the Closing Date or any time after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, Parent and Seller shall indemnify Buyer and Newco for any and all Losses (as defined in SECTION 9.2(A) hereof) incurred by Buyer or Newco at any time and from time to time in connection with or related to any and all employment-based or other obligations of Parent or Seller, as the case may be, to Maurice R. Taylor, II, whether arising prior to the Closing Date or any time after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, the indemnification obligations of Parent and Seller pursuant to this SECTION 6.2(A) shall not be subject to the Seller Indemnification Cap (as defined in SECTION 9.2(A)) set forth in SECTION 9.2(A).

         (b) Seller shall promptly pay to each employee terminated by Seller pursuant to SECTION 6.2(A) all accrued wages, salary, commission and other employee compensation payments due for services prior to the Closing Date, and in any event no later than such payments would have otherwise been due to said employee; provided, however, that Newco shall pay accrued vacation or holiday pay due to said employees. For each person hired by Buyer whose employment with Seller will be (or has been) terminated as a result of the transactions contemplated by this Agreement, Seller shall cause each such person's account balances under the 401(k) Plans to (i) become fully vested and (ii) be credited with any accrued but unpaid profit sharing contributions or contributions under
Section 401(K) or Section 401(m) of the Code. Any notification requirement (or wage payment required because of a failure to provide such notification) under the Worker Adjustment and Retraining Notification Act shall be borne by Seller. For each person whose employment with Seller will be (or has been) terminated as a result of the transactions contemplated by this Agreement, Seller shall comply with all of the requirements of Section 4980B of the Code ("COBRA") and the Health Insurance and Portability Accountability Act of 1996, as amended.

         (c) After the Closing Date wherever any employee benefit plan, program or policy is made available by Buyer to the former employees of Seller who are now employed by Buyer: (i) service with Seller by any such employee prior to the Closing Date shall be credited in determining such employee's eligibility, vesting, vacation accruals and benefit levels under any such plan, program or policy; and (ii) with respect to any welfare benefit plans for which such employees may become eligible, Buyer shall, to the extent permitted by law, cause such plans to provide credit for any applicable co-payments or deductibles paid prior to the Closing Date by such employees and waive pre-existing conditions, exclusions and waiting periods, other than exclusions or waiting periods that would not have been satisfied or waived under any welfare plans maintained by Buyer if employment with Seller prior to the Closing Date is counted as employment with BUYER.

         6.3 LOCK-UP AGREEMENT. Parent and Seller hereby agree that Seller shall not directly or indirectly, sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, or otherwise transfer or dispose (or enter into any transaction or device which is designed to, or could reasonably be expected to, result in the disposition at any time in the future) of any of the Initial Shares except for Initial Shares which have a value based on the calculation set forth in SECTION 1.3(B) equal to five hundred thousand dollars ($500,000) on the Closing Date; provided, however, that commencing on the date which is the sixty (60) day anniversary of the Closing (the "ANNIVERSARY DATE"), during each succeeding thirty (30) day period, Seller shall have the right to sell, assign and transfer that number of Lock-Up Shares (as defined in the last sentence of this SECTION 6.3) which does not exceed 25% of the aggregate number of Lock-Up Shares (rounded down to the nearest whole share); provided, further, however, that any and all such sales shall be made by Seller, directly or indirectly, through sales on the London Stock Exchange to "Non-U.S. Persons" in "Offshore Transactions" as each such term is defined in Regulation S under the Securities Act. Notwithstanding the foregoing, to the extent Seller agrees to attempt to sell the Lock-Up Shares exclusively through Nomura International, Buyer and Newco agree to use reasonable efforts to cause Nomura International to place at such price as may be specified by Seller, any and all Lock-Up Shares as promptly as possible in open market transactions either prior to or after the Anniversary Date. Notwithstanding the foregoing, Seller shall be free to sell any or all of the Lock-Up Shares at any time as part of:

         (a) Accepting a general offer made for all of the issued share capital of Buyer;

         (b) Executing an irrevocable commitment to accept a general offer for the whole of issued share capital of Buyer;

         (c) A disposal or sale of shares in Buyer pursuant to a compromise or arrangement between Buyer and its members or any class of them which was agreed to by the members and sanctioned by the Court under the provisions of s. 425-427(A) of the Company's Act 1985 (as amended); and

         (d) The renunciation of a provisional allotment of shares or the transfer (in accordance with normal market practice) of any right to apply for such shares by the Buyer.

For purposes of this Agreement, "LOCK-UP SHARES" shall mean the difference between (i) the aggregate number of Initial Shares and (ii) that number of the Initial Shares which have a value based on the calculation set forth in SECTION 1.3(B) equal to five hundred thousand dollars ($500,000) on the Closing Date.

         6.4 ADDITIONAL AGREEMENTS. Parent and Seller, on the one hand, and Buyer and Newco, on the other hand, covenant and agree to use reasonable commercial efforts to negotiate and enter into or, as applicable to cause their controlled Affiliates to negotiate and enter into a Termination Agreement, pursuant to which Parent, Seller and Hypoguard Limited shall terminate the license and ancillary rights currently granted under the agreement and other documents listed in Section 6.4 of the Disclosure Schedule (the "TERMINATION AGREEMENT").

         6.5 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO. Neither Buyer nor Newco will knowingly take any actions which would result in any of the representations or warranties set forth in Article III hereof being untrue or inaccurate.

         6.6 CONTINUING OBLIGATION TO INFORM. From time to time prior to the Closing, Buyer and Newco will deliver or cause to be delivered to Parent and Seller supplemental information concerning events subsequent to the date hereof that would render any statement, representation or warranty in this Agreement or any information contained in any Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date. However, Parent and Seller acknowledge that all representations, warranties, and information contained in any Schedule, are made by Buyer and Newco as of the date of execution of this Agreement. As provided in SECTION 8.1, the continued truth of representations and warranties as of the Closing Date (with representations or warranties which speak as of a certain date to continue to be true as of the date as of which they speak) is a condition to Parent's and Seller's obligation to close, but matters which arise or occur after the date of execution of this Agreement cannot be the basis for a claim for damages unless and to the extent that Buyer or Newco has violated the provisions of SECTION
6.5. Therefore, Buyer and Newco will be providing such information to Parent and Seller solely for the purpose of assisting Parent and Seller in keeping informed regarding Buyer and Newco and in connection with Seller's rights under SECTION
8.1. In the event that a representation or warranty of any party is true and accurate at the date of execution of this Agreement and thereafter, not as a result of an intentional act or failure to act in a manner consistent with such party's past practices as required by law or a contractual obligation, in each case, of such party, becomes untrue or inaccurate subsequent to such date and prior to the Closing, the breaching party shall have the right to fully and adequately remedy and cure such breach to the satisfaction of the non-breaching party prior to the Closing, provided that such breaching party promptly provides written notice to the other parties hereto in sufficient detail to describe the nature and magnitude of such breach; provided, however, that no such remedy or cure shall otherwise cause the other representations and warranties contained herein to be untrue or inaccurate or result in a failure of the conditions hereunder at the Effective Time or otherwise affect the other rights or obligations of any party hereunder. In the event such breach can not be fully and adequately remedied and cured prior to the Closing, the non-breaching party shall have the right to terminate this Agreement in accordance with SECTION 11.3(B).

ARTICLE VII. CONDITIONS TO OBLIGATIONS OF BUYER AND NEWCO.

         The obligations of Buyer and Newco under this Agreement are subject to the fulfillment, on the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of Buyer and
Newco:

         7.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER; COMPLIANCE WITH COVENANTS AND Obligations. The representations and warranties of Parent and Seller shall be true and correct on the date of this Agreement and as of the Closing Date as though such representations and warranties were made on and as of each such date, except for any changes permitted by the terms hereof or consented to in writing by Buyer and except that representations and warranties which speak as of a certain date shall continue to be true as of the date as of which they speak. Parent and Seller shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

         7.2 CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of Parent and Seller to authorize this Agreement and the transactions contemplated hereby shall have been taken.

         7.3 GOVERNMENTAL AUTHORIZATIONS. All Governmental Authorizations necessary under any applicable law, rule, order or regulation for the consummation by Parent and Seller of the transactions contemplated by this Agreement shall have been received. The waiting period (and any extension thereof) applicable under the HSR Act shall have been terminated or shall have expired.

         7.4 PRIVATE AUTHORIZATIONS. Parent, Seller, Buyer and Newco shall have each received all of the Private Authorizations and Required Consents listed in
Section 7.4 of the Disclosure Schedule.

         7.5 ADVERSE PROCEEDINGS. No action, suit or proceeding by or before any Authority shall have been instituted or threatened by any Authority or Person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of Buyer or Newco to own or use the Assets or operate the Business after the Closing.

         7.6 OPINION OF COUNSEL. Buyer and Newco shall have received a written legal opinion from Gray, Plant, Mooty, Mooty & Bennett, P.A., counsel to Parent and Seller, in substantially the form attached hereto as Exhibit B.

         7.7 BOARD OF DIRECTORS APPROVAL. The board of directors of Seller and the board of directors of Parent, in Parent's capacity as sole stockholder of Seller, in each case, shall have duly authorized the transactions contemplated by this Agreement.

         7.8 THE ASSETS. Except for the Permitted Encumbrances, at the Closing Newco shall receive good, clear, record and marketable title to the Assets, free and clear of all Encumbrances.

         7.9 NO ADVERSE CHANGE. There shall have been no Adverse Change between the date of this Agreement and the Closing Date.

         7.10 EXECUTION OF ANCILLARY AGREEMENTS. Each of Parent and Seller shall have executed and delivered to Buyer and Newco and the Termination Agreement.

         7.11 FINANCIAL STATEMENTS. The conditions precedent to Buyer's and Newco's obligations to close set forth in Sections 2.5(a) and 2.5(b) shall have been fulfilled.

         7.12 AGREEMENT WITH HAEMOFIX MEDICAL PRODUCTS AB. Buyer and Newco shall have received an executed copy of that certain letter agreement, dated as of the Closing Date, by and between Newco and Haemofix Medical Products AB, substantially in the form previously delivered to each of the parties hereto (the "HAEMOFIX LETTER AGREEMENT").

         7.13 CLOSING DELIVERIES. Buyer and Newco shall have received at or prior to the Closing each of the following documents:

         (a) a bill of sale substantially in the form attached hereto as Exhibit C;

         (b) such instruments of conveyance, assignment and transfer, in form and substance satisfactory to Buyer and Newco, acting reasonably, as shall be appropriate to convey, transfer and assign to and to vest in Buyer or Newco, good, clear, record and marketable title to the Assets, except for the Permitted Encumbrances;

         (c) [Intentionally deleted]

         (d) a certificate of an executive officer of each of Parent and Seller evidencing satisfaction of the conditions specified in this Article VII, substantially in the form of Exhibit D;

         (e) certificates of the Secretary of each of Parent and Seller attesting to the incumbency of Parent's and Seller's respective officers and the authenticity of the resolutions authorizing the transactions contemplated by the Agreement;

         (f) certificates of the Secretary of State of the State of Minnesota as to the legal existence and good standing of Parent and Seller, including, without limitation, a tax clearance document certified by the Secretary of State of the State of Minnesota.

         (g) where consent is required under a Lease, consents from each lessor thereunder consenting to the assumption of such Lease by Buyer or Newco;

         (h) delivery of a share certificate with a stock transfer form executed in blank evidencing the Newco Common Stock;

         (i) cross receipt executed by Newco and Seller; and

         (j) cross receipt executed by Seller and Buyer.

ARTICLE VIII. CONDITIONS TO OBLIGATIONS OF PARENT AND SELLER.

         The obligations of Parent and Seller under this Agreement are subject to the fulfillment, on the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of Parent and
Seller:

         8.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of Buyer and Newco in this Agreement shall be true on the date of this Agreement and as of the Closing Date as though such representations and warranties were made on and as of each such date, except for any changes consented to in writing by Seller. Buyer and Newco shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

         8.2 CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of Buyer and Newco to authorize or carry out this Agreement shall have been taken.

         8.3 GOVERNMENTAL AUTHORIZATIONS. All Governmental Authorizations necessary under any applicable law, rule, order or regulation for the consummation by Buyer and Newco, on the one hand, and by Seller and Parent, on the other hand, of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions. The waiting period (and any extension thereof) applicable under the HSR Act shall have been terminated or shall have expired

         8.4 PRIVATE AUTHORIZATIONS. Buyer and Newco, on the one hand, and Parent and Seller, on the other hand, shall have each received all of the Private Authorizations and Required Consents listed in Section 7.4 of the Disclosure Schedule.

         8.5 ADVERSE PROCEEDINGS. No action, suit or proceeding by or before any Authority shall have been instituted or threatened by any Authority or Person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of Parent and/or Seller to transfer the Assets.

         8.6 OPINION OF COUNSEL. Parent and Seller shall have received an opinion of counsel to Buyer, dated as of the Closing Date in the form attached hereto as Exhibit E.

         8.7 CLOSING DELIVERIES. Parent and Seller shall have received at or prior to the Closing each of the following documents:

         (a) a certificate of an officer of Buyer and Newco evidencing satisfaction of the conditions specified in this Article VIII, as Seller shall reasonably request;

         (b) copies of the certificate of incorporation and certificates of incorporation on change of name of Buyer and Newco, in each case, together with copies of the Memorandum and Articles of Incorporation of Buyer and Newco, respectively, each certified by the Company Secretary of the Buyer as complete, true and up to date;

         (c) a certificate of the Secretary of Buyer and Newco attesting to the incumbency of Buyer's and Newco's officers and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement;

         (d) the Instrument of Assumption executed by Newco and accepted by Seller;

         (e) payment of the Closing Installment to Seller;

         (f) delivery of a share certificate evidencing the Newco Common Stock;

         (g) delivery of a share certificate evidencing the Initial Shares;

         (h) cross receipt executed by Newco and Seller;

         (i) cross receipt executed by Seller and Buyer;

         (j) a properly executed Resale Exemption Certificate with respect to the Inventory; and

         (k) where consent is required under a Lease, consents from each Lessor thereunder consenting to the assumption of each such Lease by Buyer or Newco;

         (l) a certified copy of the register of members of Newco which shows Seller as a registered owner of the Newco Common Stock (it being understood that in accordance with this Agreement, said Newco Common Stock is to be exchanged for the Initial Shares).

         8.8 OPINION OF FINANCIAL ADVISOR. Parent and Seller shall have received the opinion of A.G. Edwards & Co. which continues to be in effect (the "FAIRNESS OPINION") to the effect that the consideration to be received by Seller hereunder is fair to Seller from a financial point of view, and such Fairness Opinion shall be acceptable in form and substance to Seller's board of directors.

         8.9 NO ADVERSE CHANGE. There shall have been no Adverse Change in the business or prospects of Buyer or Newco.

ARTICLE IX. INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the parties hereto (other than those contained in SECTIONS 2.1, 2.2, 2.3, 2.5, 2.15, AND 2.26) shall survive the Closing Date for a period of twelve (12) months. The representations and warranties contained in: (i) SECTIONS 2.1, 2.2, and 2.3 shall survive indefinitely; (ii) SECTION 2.5 shall survive the Closing Date for a period of eighteen (18) months; (iii) SECTION
2.15 shall survive the Closing Date for a period of five (5) years; and (iv)
SECTION 2.26 shall survive the Closing Date for a period of six (6) years. The representations and warranties contained herein shall survive for the periods described in the foregoing two sentences notwithstanding any investigation made by or on behalf of any party hereto or the participation of such party in the Closing, but subject to the provisions of SECTIONS 2.38 and 3.10.

         9.2 INDEMNIFICATION.

         (a) Parent and Seller shall indemnify and hold harmless Buyer and Newco and each of their respective Affiliates, and their respective officers, directors, employees, stockholders, representatives and agents (each, a "BUYER INDEMNIFIED PARTY" and collectively, the "BUYER INDEMNIFIED PARTIES"), from and against all claims, damages, losses, liabilities, costs and reasonable expenses including, without limitation, settlement costs and any reasonable legal, accounting or other expenses incurred in connection with investigating or defending any actions or threatened actions (each, a "LOSS" and collectively, the "LOSSES") arising out of or caused by (i) any misrepresentation or breach of any representation or warranty made by Parent or Seller in this Agreement, or any schedule or exhibit annexed hereto, (ii) any breach of any covenant, agreement or obligation of Parent or Seller contained in this Agreement, or any schedule or exhibit annexed hereto, and (iii) any liability relating to the Business and its operation prior to the Closing Date, including without limitation the employment and/or severance obligation relating to any employees of the Business prior to the Closing Date or as otherwise described in SECTION 6.2 other than the Assumed Liabilities. Notwithstanding the foregoing, Seller shall have no obligation hereunder to indemnify and hold harmless any Buyer Indemnified Party for any Losses unless and until Losses relating to all claims under this SECTION 9.2(A) exceed $170,000 in the aggregate (the "SELLER DEDUCTIBLE"), and then Seller shall be responsible for all such Losses only to the extent they exceed $170,000; provided, however, that the maximum amount of Losses for which Seller shall be liable under SECTION 9.2(A)(I) shall not exceed $5.875 million in the aggregate (THE "SELLER INDEMNIFICATION CAP"). In addition, the indemnification obligations of Seller are subject to each and all of the following provisions and limitations:

                  (i) To the extent that a matter is taken into account in the determination of Closing Date Net Working Capital, there shall be no double recovery with respect to such matter to the extent that the dollar amount associated with such matter is already reflected in the Closing Date Net Working Capital calculation;

                  (ii) The conditions, restrictions and limitations set forth in this SECTION 9.2, as well as in SECTION 9.1 and SECTION 2.38 shall apply to all claims made by Buyer and any other parties claiming indemnification from Seller under SECTION 9.2(A), other than with respect to (A) claims made by Buyer or Newco to the extent determined to arise from fraud, willful misconduct or other intentional tort by Parent or Seller, or (B) claims made by Buyer or Newco pursuant to
         SECTION 6.2(A) or ARTICLE XII, which claims arise under or in connection with this Agreement or the agreements and documents entered into in connection herewith, regardless of whether such claims are styled as claims for indemnification under this Agreement (other than with respect to claims made by Buyer or Newco pursuant to SECTION 6.2(A) or ARTICLE XII);

         (b) Buyer and Newco shall indemnify and hold harmless Seller and each of its Affiliates, and their respective officers, directors, employees, stockholders, representatives and agents (each, a "SELLER INDEMNIFIED PARTY" and collectively, the "SELLER INDEMNIFIED PARTIES"), from and against any Loss or Losses arising out of or caused by (a) any misrepresentation or breach of any representation or warranty made by Buyer and Newco in this Agreement or any schedule or exhibit annexed hereto, (b) any breach of any covenant, agreement or obligation of Buyer or Newco contained in this Agreement, or any schedule or exhibit annexed hereto, (c) any Loss or Losses arising on or after, or relating to the ownership or operation of the Business during any period on or after, the Closing Date and (d) any Assumed Liability. Notwithstanding the foregoing, neither Buyer nor Newco shall have any obligation hereunder to indemnify and hold harmless any Seller Indemnified Party for any Losses unless and until Losses relating to all claims under this SECTION 9.2(B) exceed $170,000 in the aggregate, and then Buyer and Newco shall be responsible for all such Losses only to the extent they exceed $170,000; provided, however, that the maximum amount of Losses that Buyer and Newco shall be liable for under this SECTION 9.2(B) shall not exceed $5.875 million in the aggregate; provided, however, that these two limitations shall not apply to Buyer's obligation to pay the Purchase Price hereunder, or to deliver the Initial Shares, or to claims made by Parent or Seller to the extent such claims are determined to arise from fraud, willful misconduct or other intentional tort by Buyer or Newco;

         (c) (i) In the event that any indemnified party is made a defendant in or party to any action, suit, proceeding or claim, judicial or administrative, instituted by any third party for Losses, or otherwise receives any demand from any third party for Losses (any such third party action, suit, proceeding or claim being referred to as a "CLAIM"), the indemnified party (referred to in this clause (c)(i) as the "NOTIFYING PARTY") shall give the indemnifying party prompt notice thereof. The failure to give such notice shall not affect whether an indemnifying party is liable for reimbursement unless such failure has resulted in the loss of substantive rights with respect to the indemnifying party's ability to defend such Claim, and then only to the extent of such loss. The indemnifying party shall be entitled to contest and defend such Claim; provided, that the indemnifying party (A) has a reasonable basis for concluding that such defense may be successful, (B) diligently contests and defends such Claim and (C) acknowledges in writing that it will contest or defend such Claim, it being understood that the indemnifying party may reserve its rights as to whether or not it is in fact liable for indemnification hereunder. Notice of the intention so to contest and defend shall be given by the indemnifying party to the notifying party within twenty (20) Business Days after the notifying party's notice of such Claim (but, in all events, at least five (5) Business Days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the indemnifying party. The notifying party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the notifying party reasonably determines that the indemnifying party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the indemnified parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the notifying party elects to participate in such defense, the notifying party will cooperate with the indemnifying party in the conduct of such defense. Neither the notifying party nor the indemnifying party may concede, settle or compromise any Claim without the consent of the other party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, if the indemnifying party fails to acknowledge in writing its obligation to provide indemnification in respect of such Claim, then the notifying parties alone shall be entitled to contest, defend and settle such Claim in the first instance (in which case expenses incurred in connection therewith shall constitute a Loss) and, only if the notifying parties choose not to contest, defend or settle such Claim, the indemnifying party shall then have the right to contest and defend (but not settle) such Claim.

                  (ii) In the event any indemnified party has a claim against any indemnifying party that does not involve a Claim, the indemnified party shall deliver a notice of such claim with reasonable promptness to the indemnifying party. Except as provided in SECTION 9.1, relating to survival of representations and warranties, failure to give such notice shall not affect whether an indemnifying party is liable for reimbursement unless such failure has resulted in the loss of substantive rights with respect to the indemnifying party's ability to defend such claim, and then to the extent of such loss. If the indemnifying party notifies the indemnified party that it does not dispute the claim described in such notice or fails to notify the indemnified party within thirty (30) days after delivery of such notice by the indemnified party whether the indemnifying party disputes the claim described in such notice, the Loss in the amount specified in the indemnified party's notice will be conclusively deemed a liability of the indemnifying party (subject to the limitations set forth in this SECTION 9.2) and the indemnifying party shall pay the amount of such Loss to the indemnified party on demand.

                  (iii) Subject to SECTION 10.1(B) and SECTION 10.3(B), after the Closing, the rights set forth in this SECTION 9.2 shall be the indemnified parties' sole and exclusive remedies against the other for misrepresentation or breaches of covenants contained in this Agreement or in any exhibit, schedule or other document delivered or to be delivered pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent any of the indemnified parties from bringing an action based upon allegations of fraud, bad faith or willful misconduct in connection with this Agreement. In the event an action is brought in accordance with this SUBSECTION (III), the prevailing party's attorneys' fees and costs shall be paid by the non-prevailing party.

ARTICLE X. POST-CLOSING AGREEMENTS.

         Parent and Seller agree that from and after the Closing Date:

         10.1 PROPRIETARY INFORMATION.

         (a) During the three-year period commencing on the Closing Date, Parent and Seller each shall hold in confidence, and use its best efforts to have all of their respective officers, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Business and the Assets and shall not (i) disclose or publish the same without the consent of Buyer and Newco, except to the extent that such information has become public knowledge other than by breach of this Agreement by Parent, Seller or any of their respective officers, directors or personnel, or (ii) use any such knowledge and information, directly or indirectly, in whole or in part, except as otherwise specifically authorized pursuant to the terms of this Agreement.

         (b) Parent and Seller agree that a remedy at law for any breach of this
SECTION 10.1 would be inadequate and that Buyer and Newco shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this SECTION 10.1.

         10.2 NO SOLICITATION OR HIRING OF FORMER EMPLOYEES. Except as provided by law, for a period of three (3) years after the Closing Date, neither Parent nor Seller shall solicit any person who was an employee of Seller primarily employed by the Business on the date hereof or on the Closing Date and who was hired by Buyer or Newco, to terminate his or her employment with Buyer or Newco, as applicable, or to become an employee of Parent, Seller, or any Affiliate of Parent or Seller, or hire any person who was such an employee on the date hereof or on the Closing Date.

         10.3 NON-COMPETITION AGREEMENT.

         (a) For a period of three (3) years after the Closing Date, neither Parent, Seller nor any Affiliate of Parent or Seller shall engage in any business competitive with the Business as conducted on the date hereof or on the Closing Date, in the United States or any other country in which Seller conducted the Business during the two years prior to the Closing Date; provided, however, that this restriction shall not prohibit the purchase and resale of products of the type sold by the Business where such products are readily available in the marketplace from third parties other than resales in the long-term care market, which shall be prohibited. Notwithstanding the foregoing, if a purchaser engaged in such a competitive business acquires, merges, or combines with Seller, such purchaser may continue to engage in such competitive business, provided that Seller does not provide material assistance to, or materially participate in, the conduct of such competitive business by the purchaser.

         (b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this SECTION 10.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties hereto intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. Parent and Seller agree that damages are an inadequate remedy for any breach of this provision and that Buyer and Newco shall, whether or not they are pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

         10.4 SHARING OF DATA.

         (a) Parent and Seller shall have the right for a period of six (6) years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as is transferred to Newco pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Buyer and Newco shall have the right for a period of six (6) years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records which are retained by Parent or Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Business transferred to Buyer and Newco hereunder or is otherwise needed by Buyer or Newco in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

         (b) Parent and Seller, on the one hand, and Buyer and Newco, on the other hand, agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Assets, the Business, and the Assumed Liabilities from Seller to Buyer and Newco and the operation thereof by Buyer and Newco.

         10.5 COOPERATION IN LITIGATION. Each of Parent and Seller, on the one hand, and Buyer and Newco, on the other hand, will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business or the use or operation of the Assets prior to or after the Closing Date (other than litigation arising out the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the reasonable out-of-pocket expenses (including reasonable legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

ARTICLE XI. TERMINATION OF AGREEMENT.

         11.1 TERMINATION BY LAPSE OF TIME. This Agreement shall terminate at 8:00 p.m., New York time, on the seventy-fifth day after the date of this Agreement, if the transactions contemplated hereby have not been consummated.

         11.2 TERMINATION BY AGREEMENT OF THE PARTIES. This Agreement may be terminated by the mutual written agreement of the parties hereto.

         11.3 TERMINATION BY REASON OF BREACH. (a) This Agreement may be terminated by Seller if at any time prior to the Closing, there shall occur a material breach not corrected by Buyer or Newco within fifteen (15) calendar days of receipt of Seller's notice of such breach by Seller, of any of the representations, warranties or covenants of Buyer and Newco or the failure by Buyer or Newco to perform any condition or obligation hereunder, and may be terminated by Buyer or Newco if at any time prior to the Closing, there shall occur a material breach not corrected by Parent or Seller within fifteen (15) calendar days of receipt of Buyer's or Newco's notice of such breach of any of the representations, warranties or covenants of Parent and/or Seller or the failure of Parent and/or Seller to perform any condition or obligation hereunder and, in each such case, the non-breaching party shall have available to it all applicable remedies for such violation or breach; provided, however, that except to the extent due to a breach by Parent or Seller of SECTION 5.6, or to a breach of SECTION 6.5 by Buyer or Newco, as applicable, if a breach arises or occurs after the date of execution of this Agreement, the non-breaching party shall have the right to terminate this Agreement in accordance with its terms, but shall not be entitled to make any claim for damages with respect to the breach.

         (b) This Agreement may be terminated by Seller or Buyer, as the case may be, in the event of a breach by the other party of a type described in
SECTION 5.7, provided, however, that except where, due to the intentional act of the breaching party, a breach arises or occurs after the date of this Agreement, the non-breaching party shall have the right to terminate this Agreement in accordance with its terms, but shall not be entitled to make any claim for damages with respect to the breach.

         11.4 TERMINATION BY PARENT OR SELLER. This Agreement may be terminated by Parent or Seller by giving written notice to Buyer and Newco at any time prior to the Closing Date in the event that the Fairness Opinion addressed to Seller is withdrawn, unless such withdrawal is the result of a breach by Parent or Seller of any of its representations, warranties or covenants.

         11.5 EFFECTS OF TERMINATION. In the event of termination in accordance with Section 11.1, 11.2, 11.3, or 11.4, no party shall have any further obligation or liability to the other parties except (i) as provided in SECTION 11.3(A) and (ii) that the provisions of SECTION 4.2, SECTION 13.1, SECTION 13.2, and ARTICLE XIV shall survive any termination of this Agreement and shall continue to be in full force and effect.

ARTICLE XII. TAX MATTERS.

         The following provisions shall govern the allocation of responsibility between Buyer and Newco, on the one hand, and Parent and Seller, on the other hand, for certain tax matters following the Closing Date; it being agreed by the parties hereto that notwithstanding any other provision in this Agreement the obligations of each such party pursuant to this Article XII shall not be subject to the Seller Indemnification Cap or the Seller Deductible set forth in Section 9.2(a) of this Agreement:

         12.1 TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns relating to the Business for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Except in the case of income tax returns, Seller shall within a reasonable time prior to filing give Buyer and Newco the opportunity to review and comment upon each such Tax Return described in the preceding sentence. Parent and Seller shall pay Taxes relating to the Business due on such Tax Returns.

         12.2 BUYER RETURNS INCLUDING PRE-CLOSING PERIODS. If Buyer is required by law to file, and does timely file, a Tax Return (other than an income Tax Return) that relates to the operations of the Business prior to the Closing and which Tax Return shows an amount of Tax due, Seller shall pay to Buyer at least fifteen (15) days before the date on which Taxes are paid by Buyer the portion of the Taxes shown due on the Tax Return which are related to the operations of the Business up to and including the Closing Date. For purposes of this SECTION 12.2, the Taxes related to the operations of the Business up to and including the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period to which the Tax Return relates multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to receipts be deemed equal to the amount that would be payable if the relevant Taxable period ended on and included the Closing Date. Any credits relating to a Taxable period shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Seller with respect to the Business. Buyer shall, within a reasonable time prior to filing, give Parent and Seller the opportunity to review and comment upon each Tax Return for which Parent and Seller shall be required to make a payment to Buyer under this SECTION 12.2.

         12.3 COOPERATION ON TAX MATTERS.

         (a) Buyer and Newco, on one hand, and Parent and Seller, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this
ARTICLE XII and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Newco, on the one hand, and Parent and Seller, on the other hand, agree (1) to retain all books and records with respect to Tax matters pertinent to the Business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer and Newco, on the one hand, and Parent and Seller, on the other hand, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (2) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer and Newco, on the one hand, and Parent and Seller, on the other hand, shall allow the other party to take possession of such books and records.

         (b) Buyer and Newco, on one hand, and Parent and Seller, on the other hand, further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby) unless the party requested to obtain such certificate or other document would incur additional Tax liability by obtaining such certificate or other document.

         (c) Buyer and Newco, on one hand, and Parent and Seller, on the other hand, further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         12.4 TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements with respect to or involving the Business shall be terminated as of the Closing Date and, after the Closing Date, neither Buyer nor Newco shall be bound thereby or have any liability thereunder.

         12.5 CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any tax imposed in any state or subdivision), shall be paid one-half by Seller and one-half by Buyer when due, and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE XIII. BROKERS.

         13.1 FOR PARENT AND SELLER. Parent and Seller represent and warrant that neither has engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, except that Parent has retained, and will be responsible for any fee owed, PaineWebber Incorporated. Parent and Seller agree to indemnify and hold harmless Buyer and Newco against any claims or liabilities asserted against them, jointly or severally, by any Person acting or claiming to act as a broker or finder on behalf of Parent and Seller.

         13.2 FOR BUYER AND NEWCO. Buyer and Newco agree to pay all fees, expenses and compensation owed to any Person who has acted in the capacity of broker or finder on its behalf in connection with the transactions contemplated by this Agreement. Buyer and Newco agree to indemnify and hold harmless Seller against any claims or liabilities asserted against them, jointly or severally, by any Person acting or claiming to act as a broker or finder on behalf of Buyer and Newco.

ARTICLE XIV. MISCELLANEOUS.

         14.1 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither Buyer and Newco, on the one hand, nor Parent and Seller, on the other hand, may assign their respective obligations hereunder without the prior written consent of the other party; provided that after the Closing Date Buyer and Newco may assign their respective rights under this Agreement to any Affiliate of Buyer or any Person who acquires all or substantially all of the assets of Buyer (including, without limitation, through merger or otherwise).

         14.2 ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS. (a) This Agreement, together with all Schedules and Exhibits hereto, the Termination Agreement and all other agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. Buyer and Seller, by the consent of their respective boards of directors, or officers authorized by such boards of directors, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by Buyer and Seller.

         (b) The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

         14.3 EXPENSES. Except as otherwise expressly provided herein, Buyer and Newco, on the one hand, and Seller and Parent, on the other hand, shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby. Buyer shall pay one-half and Seller shall pay one-half of the HSR Act filing fee.

         14.4 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Minnesota without reference to its choice of laws provisions. Any actions brought to enforce this Agreement shall be brought in courts of competent jurisdiction sitting within the County of Hennepin, State of Minnesota. Said County of Hennepin shall be the exclusive venue for any disputes arising under or in connection with this Agreement.

         14.5 SECTION HEADINGS. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

         14.6 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         14.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

         14.8 NO THIRD PARTY BENEFICIARIES. Except as otherwise set forth in
SECTION 9.2, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their permitted successors and assigns.

         14.9 NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three (3) days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or Person as such party may designate by written notice to each other party hereunder:

TO BUYER:                            Medisys plc
                                     Dock Lane, Melton,
                                     Suffolk IP121PE
                                     England
                                     Attn:  Jonathon R. Chapman, Esq.
                                     Facsimile:  011-44-20-7663-5967

With a copy to:                      William F. Schwitter, Jr., Esq.
                                     Paul, Hastings, Janofsky & Walker LLP
                                     399 Park Avenue
                                     New York, New York 10022
                                     Facsimile:  (212) 319-4090

TO SELLER:                           Chronimed Inc.
                                     10900 Red Circle Drive
                                     Minnetonka, MN 55343
                                     Attn: President
                                     Facsimile:  (612) 979-3979

With a copy to:                      John E. Brower, Esq.
                                     Gray, Plant, Mooty, Mooty & Bennett
                                     3400 City Center
                                     33 South Sixth Street
                                     Minneapolis, MN 55402-3796
                                     Facsimile:  (612) 333-0066

         Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representatives.

         14.10 NO PERSONAL LIABILITY. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of Parent or Seller, on the one hand, or Buyer or Newco, on the other hand, or any officer, director, employee, agent, representative or investor of any party hereto.

         14.11 MUTUAL DRAFTING. This Agreement is the result of the joint efforts of Seller and Buyer, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party's involvement in the drafting thereof.

         14.12 DEFINITIONS. As used in this Agreement the following terms shall have the meanings set forth below:

         (a) "AIM" shall have the meaning set forth in Section 3.4.

         (b) "ACCOUNTS RECEIVABLE" shall have the meaning set forth in Section 1.1(a)(ii).

         (c) "ADVERSE," "ADVERSELY," when used alone or in conjunction with other terms (including without limitation "Affect," "CHANGE" and "EFFECT") shall mean, with respect to Seller, any event which could reasonably be expected to
(i) adversely effect the validity or enforceability of this Agreement or any other agreement, document or instrument contemplated hereby or the likelihood of consummation of the transactions contemplated hereby, (ii) adversely effect the business, operations, properties, condition (financial or other), or results of operation (including without limitation, the Assets, Assumed Liabilities or earnings before interest, taxes, depreciation and amortization) either of Seller or of the Business such that there is a material adverse effect on the Business and Assets, taken as a whole, (iii) impair in any material respect

Seller's ability to fulfill its obligations under the terms of this Agreement or any other agreement, document or instrument contemplated hereby or (iv) have an adverse effect in any material respect on the aggregate rights and remedies of Buyer or Newco under this Agreement or any other agreement, document or instrument contemplated hereby.

         (d) "AFFILIATE," "AFFILIATED" shall mean, with respect to any Person,
(a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, ten percent (10%) or more of any class of the capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, ten percent (10%) or more of any class of the capital stock or beneficial interest of such Person, (d) any executive officer or director of such Person, (e) with respect to any partnership, joint venture or similar entity, any general partner thereof, and
(f) when used with respect to an individual, shall include any member of such individual's immediate family or a family trust.

         (e) "AGREEMENT" shall mean this Agreement as originally in effect, including unless the context otherwise specifically requires, all schedules and exhibits hereto, as the same may from time to time be supplemented, amended, modified or restated in the manner herein or therein provided.

         (f) "ASSETS" shall have the meaning set forth in Section 1.1(a).

         (g) "ASSUMED LIABILITIES" shall have the meaning set forth in Section 1.4(b).

         (h) "AUDITED BUSINESS FINANCIALS" shall have the meaning set forth in
Section 2.5(a).

         (i) "AUTHORITY" shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, authority, board, body, branch, bureau, central bank or comparable agency or Entity, commission, court, department, instrumentality, or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign.

         (j) "BENEFIT PLAN" means any employee benefit plan, program, arrangement and contract of Seller, including without limitation, any "EMPLOYEE BENEFIT PLAN" as defined in Section 3(3) of ERISA and any stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, and all other employee benefit plans, agreements or arrangements of Seller.

         (k) "BURY DRIVE LOCATION" shall have the meaning set forth in Section 1.1(a)(iv).

         (l) "BUSINESS" shall mean the development, manufacture and sale of proprietary blood- and urine-based diagnostic products.

         (m) "BUSINESS DAY" means any day other than a day on which there is no trading on Nasdaq.

         (n) "BUSINESS FINANCIALS" shall have the meaning set forth in Section 2.5(a).

         (o) "BUYER COMMON STOCK" shall have the meaning set forth Section
1.3(a).

         (p) "BUYER INDEMNIFIED PARTY" shall have the meaning set forth in
Section 9.2.

         (q) "BUYER'S PUBLIC REPORTS" shall have the meaning set forth in
Section 3.4.

         (r) "CLAIM" shall have the meaning set forth in Section 9.2(c).

         (s) "CLOSING" shall have the meaning set forth in Section 1.1(a).

         (t) "CLOSING DATE BALANCE SHEET" shall have the meaning set forth in
Section 1.7(b)(iii).

         (u) "CLOSING DATE NET WORKING CAPITAL" shall have the meaning set forth in Section 1.7(c).

         (v) "CLOSING INSTALLMENT" shall have the meaning set forth in Section 1.3(a).

         (w) "COBRA" shall have the meaning set forth in Section 6.2(b).

         (x) "CODE" shall have the meaning set forth in Section 1.5.

         (y) "CONTRACT," "CONTRACTUAL OBLIGATION" shall mean any term, condition, provision, representation, warranty, agreement, covenant, undertaking, commitment, indemnity or other obligation which is outstanding or existing under any instrument, contract, lease, or other contractual undertaking to which the obligee is a party or by which it or any of its business is subject or property or assets is bound.

         (z) "DISCLOSURE SCHEDULE" shall have the meaning set forth at the beginning of Article II.

         (aa) "EDINA LOCATION" shall have the meaning set forth in Section 1.1(a)(iv).

         (bb) "EMPLOYMENT ARRANGEMENT" shall mean, with respect to any Person, any employment, consulting, retainer or severance contract, agreement, plan, arrangement or policy (exclusive of any which is terminable within thirty (30) days without liability, penalty or payment of any kind by such Person or any Affiliate (other than any such liability, penalty or payment of general application to all Seller's employees), providing for severance, termination payments, insurance coverage (including any self-insured arrangements), workers compensation, disability benefits, life, health, medical, dental or hospitalization benefits, supplemental unemployment benefits, vacation or sick leave benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock purchase or appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits, or any collective bargaining or other labor agreement, whether or not any of the foregoing is subject to the provisions of ERISA.

         (cc) "ENCUMBRANCE" shall mean any of the following: mortgage; lien (statutory or other); preference, priority or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance; conditional sale, title retention or other similar agreement, arrangement, device or restriction; any financing lease involving substantially the same economic effect as any of the foregoing; or the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

         (dd) "ENFORCEABILITY EXCEPTIONS" shall have the meaning set forth in
Section 2.2.

         (ee) "ENTITY" shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary) estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

         (ff) "ENVIRONMENTAL CLAIM" shall have the meaning set forth in Section 2.15(h).

         (gg) "ENVIRONMENTAL LAWS" shall have the meaning set forth in Section 2.15(h).

         (hh) "ERISA" means the Employee Retirement Income Securities Act of 1974, as amended.

         (ii) "EXCHANGE ACT" shall have the meaning set forth in Section 2.4(a).

         (jj) "EXCLUDED ASSETS" shall have the meaning set forth in Section 1.1(b).

         (kk) "FAIRNESS OPINION" shall have the meaning set forth in Section
8.9.

         (ll) "401(K) PLAN" shall have the meaning set forth in Section 2.22(e).

         (mm) "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         (nn) "GAAP LIABILITY" or "GAAP LIABILITIES" shall have the meaning set forth in Section 2.5(c).

         (oo) "GOVERNMENTAL AUTHORIZATIONS" shall mean all approvals, concessions, consents, franchises, licenses, permits, plans, registrations and other authorizations of all Authorities.

         (pp) "GUARANTY," "GUARANTEED" or "GUARANTEES" shall mean any agreement, undertaking or arrangement by which Seller guarantees, endorses or otherwise becomes or is liable, directly or indirectly, contingently or otherwise, upon any indebtedness of any other Person including without limitation the payment of amounts drawn down by beneficiaries of letters of credit (other than by endorsements of negotiable instruments for deposit or collection in the ordinary course of business). The amount of the Seller's obligation under any Guaranty shall be deemed to be the outstanding amount (or maximum permitted amount that can be incurred without consent of Seller, if larger) of the indebtedness directly or indirectly guaranteed thereby (subject to any limitation set forth therein).

         (qq) "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, all as from time to time in effect.

         (rr) "HAEMOFIX LETTER AGREEMENT" shall have the meaning set forth in
Section 7.12.

         (ss) "INITIAL SHARES" shall have the meaning set forth in Section
1.3(a).

         (tt) "INSTRUMENT OF ASSUMPTION" shall have the meaning set forth in
Section 1.4(c).

         (uu) "INSURANCE POLICIES" shall have the meaning set forth in Section 2.8.

         (vv) "INTANGIBLE PROPERTY" shall have the meaning set forth in Section 1.1(a)(viii).

         (ww) "INTERIM BALANCE SHEET" shall have the meaning set forth in
Section 1.7(c).

         (xx) "INTERIM BUSINESS FINANCIALS" shall have the meaning set forth in
Section 2.5(a).

         (yy) "INVENTORY" shall have the meaning set forth in Section 1.1(a)(i).

         (zz) "KNOWLEDGE" as used in this Agreement with respect to Seller, shall be deemed to mean the actual knowledge (as opposed to constructive or imputed knowledge) of Henry F. Blissenbach, Maurice R. Taylor, II, Kenneth S. Guenthner, Esq., John Murray, Richard Thon, John McCrea, Robert Cramer, Bruce MacFarlane, Gregory H. Keane, Patrick L. Taffe, Shawn L. Featherston and Fred Engimann.

         (aaa) "LEASES" shall have the meaning set forth in Section 2.9(a).

         (bbb) "LICENSES" shall have the meaning set forth in Section
1.1(a)(iii).

         (ccc) "LOCK-UP SHARES" shall have the meaning set forth in Section 6.3.

         (ddd) "LOSS" shall have the meaning set forth in Section 9.2(a).

         (eee) "NEWCO COMMON STOCK" shall have the meaning set forth in Section 1.3(a).

         (fff) "NOTIFYING PARTY" shall have the meaning set forth in Section 9.2(c).

         (ggg) "NET WORKING CAPITAL" shall have the meaning set forth in Section 1.7(a).

         (hhh) "PERMITS" shall have the meaning set forth in Section 2.15(a).

         (iii) "PERMITTED ENCUMBRANCES" shall have the meaning set forth in
Section 1.4(a).

         (jjj) "PERSON" shall mean any natural individual or any Entity.

         (kkk) "PRELIMINARY CLOSING DATE BALANCE SHEET" shall have the meaning set forth in Section 1.7(b).

         (lll) "PRIVATE AUTHORIZATIONS" shall mean all approvals, concessions, consents, franchises, licenses, permits, and other authorizations of all Persons (other than Authorities) including without limitation those with respect to patents, trademarks, service marks, trade names, copyrights, computer software programs, technology and know-how, but not including those with respect to Leases and other general contract rights.

         (mmm) "PUBLIC REPORTS" shall have the meaning set forth in Section 2.4(a).

         (nnn) "PURCHASE PRICE" shall have the meaning set forth in Section 1.3(a).

         (ooo) "PURCHASED CONTRACTS" shall have the meaning set forth in Section 1.1(a)(iv).

         (ppp) "RECORDS" shall have the meaning set forth in Section 1.1(a)(v).

         (qqq) "REIMBURSABLE INVESTMENTS" shall have the meaning set forth in
Section 2.28.

         (rrr) "RIGHTS PLAN AGREEMENT" shall have the meaning set forth in
Section 2.34.

         (sss) "REQUIRED CONSENTS" shall have the meaning set forth in Section 2.2.

         (ttt) "RETAINED LIABILITIES" shall have the meaning set forth in
Section 1.4(d).

         (uuu) "REIMBURSABLE INVESTMENTS" shall have the meaning set forth in
Section 2.28.

         (vvv) "SECURITIES ACT" shall have the meaning set forth in Section 2.4(a).

         (www) "SELLER DEDUCTIBLE" shall have the meaning set forth in Section 9.2(a).

         (xxx) "SELLER INDEMNIFICATION CAP" shall have the meaning set forth in
Section 9.2.

         (yyy) "SELLER INDEMNIFIED PARTY" shall have the meaning set forth in
Section 9.2(b).

         (zzz) "STOCK CONSIDERATION" shall have the meaning set forth Section 1.3(a).

         (aaaa) "SUBSIDIARY" shall mean, with respect to a Person, any Entity a majority of the capital stock ordinarily entitled to vote for the election of directors of which, or if no such voting stock is outstanding, a majority of the equity interests of which, is owned directly or indirectly, legally or beneficially, by such Person or any other Person controlled by such Person.

         (bbbb) "TANGIBLE ASSETS" shall have the meaning set forth in Section 1.1(a)(vii).

         (cccc) "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs and similar charges.

         (dddd) "TAX RETURNS" shall have the meaning set forth in Section 2.26.

         (eeee) "TERMINATION AGREEMENT" shall have the meaning set forth in
Section 6.4.

         (ffff) "UKLA" shall have the meaning set forth in Section 3.4.

         (gggg) "WARRANTY RIGHTS" shall have the meaning set forth in Section 1.1(a)(vi).

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first-above written.

                               SELLER:

                               CHRONIMED INC.

                               By:______________________________________________
                                     Name:
                                     Title:



                               MEDgenesis INC.

                               By:______________________________________________
                                     Name:
                                     Title:


                               BUYER:

                               HYPOGUARD AMERICA LIMITED


                               By:______________________________________________
                                     Name:
                                     Title:


                               MEDISYS PLC


                               By:______________________________________________
                                     Name:
                                     Title: